                            ASSET PURCHASE AGREEMENT


                                     AMONG

                      JOAN AND DAVID HELPERN INCORPORATED


                                      and

                           JOAN HELPERN DESIGNS, INC.

                                   AS SELLERS


                                      AND


                           MAXWELL SHOE COMPANY INC.

                                  AS PURCHASER



                          Dated as of October 12, 2000

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 12, 2000, among joan and david helpern incorporated, a Massachusetts corporation, a debtor and debtor-in-possession, with offices located at 4 West 58th Street, New York, New York 10019 ("J&D") and JOAN HELPERN DESIGNS, INC., a Delaware corporation ("JHD") (J&D and JHD being collectively called the "Sellers"), and MAXWELL SHOE COMPANY INC., a Delaware corporation, with offices located at 101 Sprague Street, Boston, MA 02137 ("Purchaser").

                                 PRELIMINARY STATEMENT

          WHEREAS, on March 9, 2000 (the "Petition Date"), J&D filed a voluntary petition pursuant to Chapter 11 of Title 11, United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"); and

          WHEREAS, pursuant to sections 1107 and 1108 of the Bankruptcy Code, J&D continues to operate its Business (as hereinafter defined) and manage its property as debtor-in-possession; and

          WHEREAS, J&D has determined that the sale of substantially all of its assets pursuant to the Bankruptcy Code is in the best interests of its estate and creditors; and

          WHEREAS, JHD has determined that the sale of substantially all of its assets related to the Business (other than accounts receivable and unpaid royalties) is in its best interests and in the best interests of its stockholders; and

          WHEREAS, Sellers desire to sell the Purchased Assets (as hereafter defined) to Purchaser, and Purchaser desires to purchase the Purchased Assets from Sellers, pursuant to Bankruptcy Code sections 105(a), 363 and 365, upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

          Section 1.1.  Definitions   Unless otherwise defined herein, the terms
defined in the preamble and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

          "Affiliate" means "Affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

          "Agency and License Agreement" means the agreement among J&D, Purchaser and The Ozer Group LLC (the "Agent") to be executed on or before the Closing Date in the form attached hereto as Exhibit A.

          "Agreement" has the meaning set forth in the preamble and shall include all Schedules and Exhibits hereto.

          "Allocation Statement" has the meaning set forth in Section 2.5.

          "Ancillary Documents" means the Agency and License Agreement, the Assignment and Assumption Agreements, the J&D Escrow Agreement, the JHD Escrow Agreement, the Purchaser Escrow Agreement, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser or any Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Document, as indicated by the context in which such term is used.

          "Apportionment Date" has the meaning set forth in Section 2.7.

          "Assignment and Assumption Agreements" means the Assignment and Assumption Agreements to be executed at Closing by Purchaser and the Sellers in substantially the forms attached hereto as Exhibit B-1 and B-2, and any other document or instrument of transfer (including without limitation bills of sale and trademark assignments) executed at the Closing in order to transfer any Purchased Assets to the Purchaser or to evidence Purchaser's assumption of any Assumed Liabilities.

          "Assigned Contracts" means the Other Contracts that are designated by Purchaser for assumption by Seller and assignment to Purchaser in accordance with Section 2.1(b)(ii) hereof.

          "Assigned Leases" means the Leases that are designated by Purchaser for assumption by Seller and assignment to Purchaser in accordance with Section 2.1(b)(i) hereof.

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Auction" means the Auction held on October 12, 2000 in accordance with the order of the Bankruptcy Court dated October 6, 2000.

          "Auditing Party" has the meaning set forth in Section 10.3(b).

          "Billing Period" has the meaning set forth in Section 2.7.

          "Business" means (i) as to J&D, J&D's operations as a retailer and wholesaler of upscale footwear, apparel and accessories, primarily under the trademark Joan & David and certain related trademarks listed on Schedule 3.2.a., and (ii) as to JHD, JHD's business and operations as a trademark licensor, including, but not limited to, with respect to the Trademarks.

          "Business Day" means a day, other than a Saturday or a Sunday, on which the New York Stock Exchange is open for business in The City of New York.

          "Case" means J&D's Chapter 11 case, No. 00 B 10961 (SMB), pending in the Bankruptcy Court.

          "Claims" has the meaning set forth in Section 2.7.

          "Closing" has the meaning set forth in Section 9.1.

          "Closing Adjustment Amount" has the meaning set forth in Section
2.4(a).

          "Closing Cash Payment" has the meaning set forth in Section 2.2.

          "Closing Date" has the meaning set forth in Section 9.1.

          "Closing Year" has the meaning set forth in Section 10.2.

          "Code" means the Internal Revenue Code of 1986, as heretofore or hereafter amended.

          "Contaminant" means any substance regulated under any Environmental Law as a pollutant, hazardous substances, hazardous or toxic wastes, hazardous materials, or "toxic substances" under any Environmental Law.

          "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Sellers, are treated as a single employer under Section 414 of the Code.

          "Corporate Office" means all of the 12th and 13th floors of Sellers' corporate offices located at 4 West 58th Street, New York, New York 10019.

          "Corporate Office Lease" shall mean the leases for the Corporate
Office.

          "Cost Value" shall mean first cost as invoiced from the factory plus inbound freight and storage costs and customs duties in an aggregate amount equal to 15 percent of such first cost.

          "Cure Costs" means (a) the amount necessary for J&D to pay to a landlord in order to assume a Lease under Section 365 of the Bankruptcy Code, including any credit received from such landlord for any security deposit such landlord is holding, as such amount is determined by the Sale Order or other order of the Bankruptcy Court, provided that in any case where Purchaser is obligated under the Agreement to pay any Cure Costs, Purchaser shall not receive such credit for any security deposits, and (b) the amount necessary for J&D to pay to the other parties to any of the Other Contracts in order to be able to assume such Other Contract under Section 365 of the Bankruptcy Code, as such amount is determined by the Sale Order or other order of the Bankruptcy Court.

          "Damaged" means damaged or defective because goods are dented, worn, scratched, broken, faded, torn, mismatched, mismated, near mated or affected with defects rendering them not first quality.

          "Damages" means losses, amounts paid in settlement, Taxes, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including costs of investigation or enforcement) and reasonable expenses and attorneys fees; provided, however, that Damages shall not include
(i) any incidental or consequential damages or (ii) any special or punitive damages.

          "Department Store Licenses" means the license or concession agreements for J&D's licensed departments or concession stands located in department stores, in each case more particularly described on Schedule 3.1(f).

          "Department Store Locations" means the department store locations covered by the Department Store Licenses.

          "Deposit" shall have the meaning ascribed thereto in Section 2.2 hereof.

          "Environmental Law" means any Regulation which is related to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

          "Environmental Liabilities and Costs" means all Losses from any claim, by any Person, whether based on contract, tort, or arising under or pursuant to any Environmental Law or a

Release of a Contaminant into the environment, including any Remedial Action, any Lien in favor of any authority pursuant to any Environmental Law or any Order or agreement with any authority.

          "Equipment" shall have the meaning ascribed thereto in the definition of "J&D Assets" below.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

          "Escrow Agent" shall mean Hahn & Hessen LLP.

          "Excluded Assets" means all assets of any of the Sellers other than the Purchased Assets, including without limitation: (a) all causes of action, choses in action and rights of recovery and counterclaims (i) relating to the conduct of the Business before the Closing Date except to the extent the same affect any of the Purchased Assets, and (ii) against creditors of any Seller, including, without limitation, avoidance actions of J&D under 11 U.S.C. (S) 547-553 (except warranty contract claims associated with the J&D Assets); (b) any pension plan, profit sharing plan, or other plan or program providing benefits to current or former employees of the Sellers; (c) cash, cash equivalents and marketable securities, including without limitation any amounts due from credit card companies with respect to retail sales prior to the Closing Date; (d) prepaid security deposits, including without limitation all rent security deposits held by the lessors under the Leases which are listed on Schedule 3.1.f hereto; (e) retainers; (f) insurance premium refunds and tax refunds, whether or not applied for; (g) life insurance policies; (h) setoff or recoupment rights not arising from or related to the Purchased Assets; (i) residual proceeds generated by inventory clearance sales or other post-bankruptcy petition sales of assets to which J&D or any Affiliate is entitled to a portion of the proceeds; (k) all other property or assets not described in the definition of "Purchased Assets" below; (l) all original lists, records and other information (including computer files), relating to the conduct of the Business prior to the Closing; (m) all leases (other than the Corporate Office Lease) to which J&D or any Affiliate is a party that are not listed in Schedule 3.1(f) hereto, including without limitation the lease pertaining to the Warehouse, or which, if so listed, are not designated as Assigned Leases in accordance with Section 2.1(b)(i) hereof, and the fixtures and Equipment at the premises covered thereby (the "Excluded Leases"); (n) accounts receivable and unpaid royalties due to JHD; (o) Excluded Inventory (as defined below); (p) goods which belong to sublessees, licensees or concessionaires of J&D or any Affiliate; (q) shares of capital stock of Joan and David (U.K.) Limited ("J&DUK") and Bensi, S.A. and all of the assets of such subsidiaries; (r) causes of action existing as of or after the Closing Date that relate to any of the foregoing Excluded Assets and claims and causes of action, to the extent they exist, that any Seller may have against any of its officers, directors, employees and/or agents; (s) Receivables; (t) any J&D Asset or JHD Asset designated for exclusion from Purchased Assets in accordance with the terms and within the time(s) stated herein; (u) any and all claims by J&D against Garcel, Inc. d/b/a Great American Group, in its capacity as agent of J&D in connection with its conduct of Bankruptcy Court approved store closing sales; and (v) any claims against Purchaser and/or Agent arising under or in connection with this Agreement or any Ancillary Document.

          "Excluded Inventory" means (a) the inventory of J&D which is being sold in an inventory clearance sale by J&D or its agent or agents, pursuant, in the case of J&D, to an order of the Bankruptcy Court dated July 24, 2000, (b) all inventory of Bensi, S.A., (c) all inventory of J&DUK, and (d) any goods that would have constituted On-Order Merchandise but that are not purchased by Purchaser because such goods do not satisfy the conditions set forth in Section 2.1(b)(iii).

          "Excluded Liabilities" has the meaning set forth in Section 2.3(b).

          "Final Inventory" has the meaning set forth in Section 2.4.

          "FL Warehouse" means the facilities of Fashion Logistics located at 40 Enterprise Avenue, Secaucus, New Jersey.

          "GAAP" means United States generally accepted accounting principles, as in effect on the Closing Date.

          "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal governmental or administrative agency or political subdivision thereof, (b) any governmental authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

          "Gross Rings" has the meaning set forth in Section 2.4.

          "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all intellectual property as it relates to the Business, excluding licenses relating to off the shelf software, and only pertaining to those goods or services as registered or applied for in those jurisdictions identified on Schedule 3.3a, owned or used under license by Sellers, licenses and sublicenses granted and obtained with respect thereto, rights to protection of interests therein, trade names, service marks or trademarks and all goodwill associated therewith (including, but not limited to, any and all interests of any Seller in and to the Trademarks), and, to the extent any of the following exist, logos, patterns, designs, lasts, drawings, software, Internet Uniform Resource Locators ("URLs"), formulae, copyrights, patents, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application, ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, copyrights (registered or otherwise) and registrations and applications for registration thereof, including, without limitation, source code, object code, operating systems and specifications, data, databases, files, documentation and other materials related thereto, trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), patterns, designs, lasts, drawings, Internet domain names, whether or not confidential, technology (including know-how), research and development information, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, copies and tangible embodiments of all the foregoing, in whatever form or medium, all rights currently held or enjoyed by any Seller to obtain and rights to apply for patents, and to register trademarks and copyrights, and all rights currently held and enjoyed by any Seller to sue and recover and retain damages and costs and attorneys fees for present and past infringement of any of the rights herein above set out (provided, that in the case of any affirmative damage assessment in favor of Purchaser and/or any Seller(s) relating to a pre-Closing infringement claim that continues post-Closing, Purchaser and the relevant Seller(s) shall mutually agree upon an appropriate allocation of any such damage award as between Purchaser and any such Seller(s), and if they are unable to agree on such allocation within 30 days after such damage assessment, such allocation will be resolved by the Bankruptcy Court or binding arbitration as provided in Section 2.2(b)(iii) hereof; provided, further, that Purchaser may initiate and maintain, for its own account, any action against any third party seeking to enjoin any alleged infringement of any Intellectual Property, and/or the Trademarks).

          "Inventory" has the meaning set forth in Section 2.4.

          "Inventory Count" has the meaning set forth in Section 2.4.

          "Inventory Date" has the meaning set forth in Section 2.4.

          "Inventory Locations" shall have the meaning ascribed thereto in
Section 2.4(b).

          "Inventory Service" has the meaning set forth in Section 2.4.

          "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

          "Item Values" has the meaning set forth in Section 2.4.

          "J&D Assets" means such of the following assets and property of J&D as do not constitute Excluded Assets:

          (a) the Assigned Leases and the Corporate Office Lease, and all trade fixtures and other improvements owned or leased by J&D and located at the Stores subject to the Assigned Leases, and all easements, licenses, rights-of-way, permits and all appurtenances to such Stores owned by J&D, and in the case of each such Store solely to the extent they are designated for assignment by Purchaser and become Assigned Leases in accordance with Section 2.1(b)(i) hereof;

          (b) all machinery, equipment (including all office equipment), trade fixtures, tools, dies and furniture (the "Equipment"), owned or leased by J&D located on or at the Corporate Office or at the Stores subject to Assigned Leases, including, but not limited to any such item owned by

J&D that is subject to a title retention arrangement which is intended as security; provided, that any such item subject to any equipment or other lease
          --------  ----
agreement shall be included in the Purchased Assets only to the extent such lease agreement is assignable by J&D and assumed by Purchaser, and in each case solely to the extent designated for assignment by Purchaser in accordance with
Section 2.1(b)(ii) hereof;

          (c) all inventory which is not Excluded Inventory owned by J&D, including inventory located at the Stores (subject, in the case of the Department Store Locations, to Section 2.1(b)(i)(c)), the Corporate Office, the FL Warehouse or the Warehouse, and all promotional materials, replacement and spare parts and, packaging materials imprinted with any of the Trademarks, operating supplies imprinted with any of the Trademarks, and returned or repossessed goods;

          (d) all On-Order Merchandise that satisfies the conditions set forth in Section 2.1(b)(iii) hereof;

          (e) the J&D Intellectual Property;

          (f) all assignable rights (including, but not limited to, any purchase options) existing under the Assigned Leases and Assigned Contracts, in each case solely to the extent designated for assignment by Purchaser in accordance with Section 2.1(b)(ii) hereof;

          (g) all office supplies, production supplies, spare parts and other miscellaneous supplies (in each case only if imprinted with any of the Trademarks), which if located at the Warehouse shall be removed by Purchaser from the Warehouse no later than the conclusion of Purchaser's occupancy of the Warehouse under the Warehouse License; and other tangible property of any kind owned or leased (in the case of any such leased items, solely to the extent designated for assignment by Purchaser in accordance with Section 2.1(b)(ii) hereof) by J&D and located at the Stores that are subject to Assigned Leases, (to the extent the same do not constitute fixtures) and provided that certain items that are not included as Purchased Assets may be utilized by Purchaser and the Agent pursuant to the terms of the Agency and License Agreement;

          (h) originals or copies, at J&D's expense, of all lists, records and other information pertaining to accounts, personnel and referral sources, copies of all lists and records pertaining to suppliers and customers (both retail and wholesale), and copies of all books and records of every kind (including, without limitation, those evidenced by computer) relating to the Purchased Assets or the prior operations of the Business, except any books and records specifically set forth in or related to the Excluded Assets (all such books and records (including access to computer files), which J&D shall provide to Purchaser, at Purchaser's expense, after the Closing Date upon reasonable request); and

          (i) to the extent relating to other Purchased Assets, all assignable permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies.

          "J&D Escrow Agreement" shall have the meaning ascribed thereto in
Section 2.2(b)(iii) hereof.

          "J&D Intellectual Property" means all Intellectual Property owned or used by J&D.

          "JHD Assets" means (a) the name "Joan & David" and all other Trademarks owned by JHD that are listed on Schedule 3.3.a. hereto, as they relate to the Business and only in those jurisdictions identified in Schedule 3.3a, including all goodwill associated therewith and the right to use such name and marks in the future; and (b) subject to any license, franchise, concession, commission or other similar agreement or arrangement of the "Joan & David" brand or related brands as set forth in Schedule 3.3.a hereto (the "JHD Contracts"), all Intellectual Property owned by JHD related to the Purchased Assets and the Business.

          "JHD Escrow Agreement" shall have the meaning ascribed thereto in
Section 2.2(b)(iii) hereof.

          "Knowledge" as applied to any party shall mean the actual knowledge of each executive officer of J&D and JHD, including, but not limited to, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer (or Interim Chief Operating Officer or Interim Chief Financial Officer in the case of J&D), General Counsel, Executive Vice President, as listed on Schedule 3.1.a hereto.

          "Leases" means the real property leases for certain of the Stores as set forth on Schedule 3.1.f. and does not include the Corporate Office Lease.

          "Liability" means any liability or obligation (whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Lien" means any mortgage, pledge, security interest, claim, charge or other encumbrance.

          "Losses" has the meaning set forth in Section 11.1.

          "Material Adverse Change" means a material adverse change or changes with respect to the Purchased Assets, taken as a whole, since the date of this Agreement which results or result in a material and demonstrable diminution in the value of the Purchased Assets.

          "Merchandise" has the meaning set forth in Section 2.4.

          "On-Order Merchandise" means Fall 2000 and Resort/Holiday 2000 goods which have been (a) received by J&D's freight forwarder in Europe or (b) ordered in the ordinary course of the Business and are subject to purchase orders issued by J&D that are listed on Schedule 2.1(b)(iii) hereto, but which in any such case have not been received at any Inventory Location as of the Inventory Date, and which otherwise satisfy the conditions set forth in Section 2.1(b)(iii) hereof.

          "Other Contracts" means all agreements (other than the Leases and the Corporate Office Lease), including the Department Store Licenses, which are listed on Schedule 3.1(f) and all extensions, amendments, modifications, enhancements, replacements, substitutions and supplements thereto or thereof. "Other Contracts" does not include the JHD Contracts.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permit" means any permit, consent, certification, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law or otherwise relating to the Purchased Assets.

          "Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or other entity.

          "Petty Cash" means the aggregate balances in the cash registers at the Stores and petty cash funds as of 11:59 p.m. on the day immediately preceding the Closing Date, for which an adjustment shall be made pursuant to the Agency and License Agreement.

          "Plan" or "Plans" means all "employee benefit plans" as defined in
Section 3(3) of ERISA, all "employee pension benefit plans" as defined in
Section 3(2) of ERISA, and all other material employee benefit arrangements, payroll practices, employment agreements, incentive plans, or other similar compensatory arrangements, whether or not subject to ERISA, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, retiree health benefits, life insurance, scholarships or tuition reimbursements, maintained, sponsored, or contributed to by any Sellers or any member of the Controlled Group, for the benefit of current or former employees of any Sellers or any member of the Controlled Group, and includes employee pension benefit plans, maintained, sponsored, or contributed to by any Sellers or any member of the Controlled Group within the last six years.

          "Pre-Closing Tax Period" means (i) any Tax Period ending on or before the date preceding the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

          "Purchase Price" has the meaning set forth in Section 2.2.

          "Purchased Assets" means the JHD Assets and the J&D Assets, as same shall be designated by Purchaser (to the extent such designation is permitted by Section 2.1 hereof) at or before the Closing Date.

          "Purchaser" has the meaning set forth in the preamble.

          "Purchaser Breach Losses" has the meaning set forth in Section 11.1.

          "Purchaser Escrow Agreement" shall have the meaning ascribed thereto in Section 2.2(b)(iii) hereof.

          "Purchaser Indemnified Parties" has the meaning set forth in Section 11.2.

          "Purchaser's Portion" has the meaning set forth in Section 2.7.

          "Receivables" means all J&D trade and other accounts receivable and rights to payment of money.

          "Regulation" means any law, statute, regulation, ruling, rule or order of, administered or enforced by or on behalf of any governmental authority.

          "Release" means any release, spill, emission, leaking, pumping, disposal, discharge, dispersal or migration into the indoor or outdoor environment or into or out of any property or assets (including the Purchased Assets) owned or leased by Sellers as at the Closing Date, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

          "Sale Order" has the meaning set forth in Section 7.5.

          "Schedules" means the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of execution and delivery of this Agreement by the parties hereto.

          "Sellers" has the meaning set forth in the preamble.

          "Sellers' Breach Losses" has the meaning set forth in Section
11.2.

          "Sellers' Indemnified Parties" has the meaning set forth in
Section 11.1.

          "Sellers' Portion" has the meaning set forth in Section 2.7.

          "Stores" means the premises described in the Leases listed on
Schedule 3.1(f) and the Department Store Locations.

          "Store Closing Sale" shall have the meaning set forth in Section
8.7 hereof.

          "Survival Period" has the meaning set forth in Section 3.6.

          "Tax Return" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

          "Tax" or "Taxes" means (i) all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, disability, real property, personal property, registration, environmental, custom duties, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person, or (iii) in the case of the Sellers, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Sellers is determined or taken into account with reference to the liability of any other Person.

          "Termination Event" shall have the meaning ascribed thereto in
Section 9.4 hereof.

          "Third Party Claim" has the meaning set forth in Section 11.3(a).

          "Trademarks" means any and all trademarks, service marks, trade dress, logos, trade names, and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world as the same relates to the Business and only in those jurisdictions identified on Schedule 3.3a, including any goodwill associated therewith.

          "Transaction Taxes" has the meaning set forth in Section 10.1.

          "Warehouse" means the warehouse and offices leased to J&D located at 1935 Revere Beach Parkway, Everett, Massachusetts.

          "Warehouse License" means that certain license pursuant to which J&D shall grant Purchaser (and any agent of Purchaser) the right to occupy and use the Warehouse during the conduct of the Store Closing Sales under the Agency and License Agreement.

          "Warehouse License Period" shall have the meaning ascribed thereto in Section 2.9 hereof.

                                   ARTICLE II
                     SALE AND PURCHASE OF PURCHASED ASSETS

          Section 2.1. Purchase and Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Date (unless a different date is specified herein) Purchaser shall purchase from each Seller, and each Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of such Seller's right, title and interest in and to the Purchased Assets.

          Section 2.1(a). Assignment of Leases, Licenses, Contracts, Purchase Orders and Certain Claims. Subject to the terms and conditions set forth in this Agreement, including, but not limited to Section 2.1(b) hereof, Sellers will assign and transfer to Purchaser, effective as of the Closing Date (except with respect to On-Order Merchandise), all of Sellers' right, title and interest in and to, and Purchaser will take assignment of, the Corporate Office Lease, the Assigned Leases, and the Assigned Contracts; provided, however, any such
                                                 --------  -------
assignment of any Lease or Other Contract shall only be, and become effective following the designation thereof as a "Purchased Asset" hereunder in accordance with Sections 2.1(b)(i) and 2.1(b)(ii) hereof, at which time and in accordance with the procedures provided for herein it shall become an "Assigned Lease" or "Assigned Contract", as the case may be.


          Section 2.1(b).  Lease/Other Contract Election.

          Section 2.1(b)(i).  Lease Election.

          (a) Purchaser has declared at the Auction and hereby confirms that it elects not to designate any of the Leases and Department Store Licenses for J&D to assume and thereupon assign to Purchaser. Accordingly, each of the Leases and Department Store Licenses shall be deemed an Excluded Asset under this Agreement effective as of the Closing Date, and any liabilities arising thereunder shall constitute Excluded Liabilities hereunder.

          (b) Purchaser shall purchase all inventory located at the Department Store Locations. Purchaser shall bear the cost of moving all inventory purchased pursuant to this Section 2.1(b)(i)(b) from the Department Store Locations to Purchaser's designated destination.

          Section 2.1(b)(ii).    Other Contract Election.  Purchaser has
declared at the Auction and Purchaser hereby confirms that it elects not to designate any of the Other Contracts for J&D to assume and thereupon assign to Purchaser. Accordingly, all of the Other Contracts shall be deemed Excluded Assets under this Agreement effective as of the Closing Date, and any liabilities arising thereunder shall constitute Excluded Liabilities hereunder.

          Section 2.1(b)(iii). On-Order Merchandise. Purchaser shall purchase from J&D and shall pay J&D an amount equal to the aggregate Cost Value of any On-Order Merchandise; provided, however, that such On-Order Merchandise, to be
                      --------  -------
included as a Purchased Asset hereunder, must (a) constitute goods that are first quality merchandise saleable in the ordinary course of business (it being recognized that such goods may be sold in Store Closing Sales) and not Damaged,
(b) subject to the last sentence of this Section 2.1(b)(iii), in the case of goods that do not fall within clause (a) of the definition of On-Order Merchandise in Section 1.1. hereof conform (except as to quantity) in all material respects to the terms and provisions of the applicable underlying Seller Purchase Order(s) (it being understood that the description of such goods as is contained in Schedule 2.1(b)(iii) hereto is sufficient for purposes of this Section) and any outstanding letter(s) of credit relating thereto, it being agreed that acceptance of such goods by J&D's freight forwarder in Europe and payment to the manufacturer under any letters of credit relating thereto or J&D has otherwise paid for such goods shall be prima facie evidence of such conformity and that, subject to clause (d) below, no failure of the manufacturer to ship such goods by the shipping date specified in the applicable purchase order or letter of credit and no variation from the shipping destination specified in the applicable purchase order or letter of credit shall be deemed to make such goods nonconforming; (c) following Sellers' clearance of such goods through customs, be delivered to Purchaser in the United States of America, at a single destination to be designated by Purchaser, and (d) be delivered to Purchaser, as specified in clause (c) above, no later than October 30, 2000 ("On-Order
                                                                --------
Merchandise Delivery Deadline"). Goods that do not constitute On-Order
-----------------------------
Merchandise because they do not satisfy the requirements set forth in this
Section 2.1(b)(iii) shall constitute Excluded Assets hereunder effective as the Closing Date; provided, however, Purchaser agrees to accept the conforming
              --------  -------
portion of the On-Order Merchandise which arrives on or prior to the On-Order Merchandise Delivery Deadline in any case where a portion, but not all, of the On-Order Merchandise in question is non-conforming under the terms of this
Section 2.1(b)(iii); provided further, that any non-conforming portion of such
                     -------- -------
On-Order Merchandise shall constitute Excluded Inventory hereunder.

          Section 2.2.  Purchase Price.

          (a) The base purchase price for the Purchased Assets is sixteen million eight hundred thousand dollars ($16,800,000) which includes (i) $7,200,000 for (A) the Cost Value of inventory as of the Closing Date (except as set forth in Clause (C)), (B) the Cost Value of the On-Order Merchandise, and
(C) the Cost Value of all Merchandise sold in the Stores subject to the Agency and License Agreement (the "Agency Stores") between 12:01 A.M. Eastern Standard Time on October 14, 2000 and the Closing Date (the "Pre-Closing Merchandise"), plus (ii) $9,350,000 for the value of the J&D Intellectual Property, the JHD Assets and the other Purchased Assets (other than the Corporate Office Lease), plus (iii) $250,000 attributable to the Corporate Office Lease, which base price will be subject to adjustment at the Closing as provided in Section 2.4(a)
below and subject to further adjustment after the Closing as provided in Section 2.4(g) and (h) below (the "Purchase Price").
                           --------------

          (b) Payment of Purchase Price; Deposit; Escrow.

          (i) As security for Purchaser's obligation to close the transaction contemplated hereby, Purchaser has delivered to counsel for J&D a refundable good faith deposit in the aggregate amount of $500,000 (the "Deposit"). The
                                                             -------
Deposit may be retained by Sellers to the extent of their damages in the event of Purchaser's breach of this Agreement without limiting Sellers' right to specific performance, other equitable remedies, and additional damages as a consequence of Purchaser's breach. At the Closing, the Deposit (together with any interest earned thereon) shall be applied as set forth in Section 2.2(b)(ii) hereof. In the event of the occurrence of a Termination Event under Section 9.4 hereof, other than as a result of Purchaser's breach hereunder, the Deposit, together with any interest earned thereon, shall be returned to Purchaser not later than two (2) Business Days after the occurrence of such

Termination Event. Pending the occurrence of the Closing hereunder, the Deposit shall be held in an interest bearing escrow account to be maintained by counsel to J&D.

          (ii) At Closing, Purchaser shall pay Sellers by wire transfer of immediately available funds, to an account(s) designated by Sellers, an amount in respect of the Purchase Price equal to $16,800,000 (the "Closing Cash
                                                            ------------
Payment"), subject to adjustment pursuant to Sections 2.4(a), 2.7 and 10.2
--------
hereof. In addition, Purchaser hereby authorizes the release of the Deposit at the Closing to the Escrow Agent (together with any interest earned thereon), which amount shall be held under the Purchaser Escrow Agreement and shall constitute the Purchaser Escrow Amount. In addition to the Purchase Price payable at Closing, Purchaser shall pay J&D for On-Order Merchandise by wire transfer of immediately available funds to an account designated by J&D, upon the completion of counting and acceptance at the times and in accordance with
Exhibit 2.4(b) hereof.

          (iii)(x) J&D and Purchaser agree that on the Closing Date, $500,000 of the Purchase Price shall be deposited into escrow with the Escrow Agent under the terms of the J&D Escrow Agreement (the "J&D Escrow Amount"). The J&D Escrow
                                            -----------------
Agreement shall provide, among other things, that the J&D Escrow Amount shall be made available to satisfy such claims as may be asserted by Purchaser as provided for herein and in the J&D Escrow Agreement with regard to (a) any adjustment(s) to the Purchase Price to the extent same relates to, concerns, or arises from any J&D Asset, to the extent same constitutes a Purchased Asset hereunder, in accordance with the terms of this Agreement and (b) any final and binding judgments against Purchaser post-Closing for any matter or claim for which Purchaser is entitled to indemnification under Article XI hereof to the extent such indemnification claim relates to, concerns, or arises from any J&D Asset, to the extent same constitutes a Purchased Asset hereunder. Purchaser and J&D agree that the escrow arrangement created by the J&D Escrow Agreement shall have a term of eight (8) months from the Closing Date, unless a shorter time is hereafter agreed upon in writing by J&D and Purchaser; provided,
                                                               --------
however, the J&D Escrow Agreement shall further provide that the Escrow Agent
-------
shall disburse some or all of the J&D Escrow Amount to J&D and/or Purchaser, as their interests therein may appear, and as may be agreed by them, after the Purchase Price adjustment for the reconciliation of the aggregate Cost Value of the Final Inventory has been made and agreed upon, such that the amount of the J&D Escrow Amount then remaining on deposit with the Escrow Agent shall be fixed at the amount of $175,000 (with any excess being paid to J&D and any shortage being paid by J&D). The J&D Escrow Agreement shall further provide that in the event there is any claim(s) threatened or asserted (with proof thereof reasonably satisfactory to J&D having been delivered to J&D) by any person against Purchaser at the expiration of the term of the J&D Escrow Agreement, which claim(s) has not yet matured into a final binding judgment against Purchaser at such time, the escrow created by the J&D Escrow Agreement and this Agreement shall be extended for a period of time and in such amount as shall be agreed by J&D and Purchaser; provided, however, in the event Purchaser and J&D
                             --------  -------
are unable to agree on either the amount or duration of the extension of the escrow created hereby and the J&D Escrow Agreement, such dispute shall be resolved by the Bankruptcy Court (or if said court is without jurisdiction, through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in New York, New York, unless an alternate venue is mutually agreed upon by Purchaser and J&D).

          (iii)(y) JHD and Purchaser agree that on the Closing Date, $500,000 of the Purchase Price shall be deposited into escrow with the Escrow Agent under the terms of the JHD Escrow Agreement (the "JHD Escrow Amount"). The JHD Escrow
                                            -----------------
Agreement shall provide, among other things, that the JHD Escrow Amount shall be made available to satisfy such claims as may be asserted by Purchaser as provided for herein and in the JHD Escrow Agreement with regard to any final and binding judgments against Purchaser post-Closing for any matter or claim for which Purchaser is entitled to indemnification under Article XI hereof to the extent such indemnification claim relates to, concerns, or arises from any JHD Asset, to the extent same constitutes a Purchased Asset hereunder. Purchaser and JHD agree that the escrow arrangement created by the JHD Escrow Agreement shall have a term of six (6) months from the Closing Date, unless a shorter time is hereafter agreed upon in writing by JHD and Purchaser. The JHD Escrow Agreement shall further provide that in the event there is any claim(s) threatened or asserted (with proof thereof reasonably satisfactory to JHD and J&D having been delivered to JHD) by any person against Purchaser at the expiration of the term of the JHD Escrow Agreement, which claim(s) has not yet matured into a final binding judgment against Purchaser at such time, the escrow created by the JHD Escrow Agreement and this Agreement shall be extended for a period of time and in such amount as shall be agreed by JHD, J&D and Purchaser; provided, however,
                                                             --------  -------
in the event Purchaser, JHD and J&D are unable to agree on either the amount or duration of the extension of the escrow created hereby and the JHD Escrow Agreement, such dispute shall be resolved by the Bankruptcy Court (or if said court is without jurisdiction, through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in New York, NY, unless an alternate venue is mutually agreed upon by Purchaser, J&D and JHD).

          (iii)(z) J&D and Purchaser agree that on the Closing Date, $500,000 shall be deposited by Purchaser into escrow with the Escrow Agent under the terms of the Purchaser Escrow Agreement (the "Purchaser Escrow Amount"). The
                                              -----------------------
Purchaser Escrow Agreement shall provide, among other things, that the Purchaser Escrow Amount shall be made available to satisfy such claims as may be asserted by J&D as provided for herein and in the Purchaser Escrow Agreement with regard to (a) any adjustment(s) to the Purchase Price to the extent same relates to, concerns, or arises from any J&D Asset, to the extent same constitutes a Purchased Asset hereunder, in accordance with the terms of this Agreement including without limitation Purchaser's obligations with respect to On-Order Merchandise, (b) Purchaser's obligations under the Agency and License Agreement, and (c) any final and binding judgments against J&D post-Closing for any matter or claim for which J&D is entitled to indemnification under Article XI hereof to the extent such indemnification claim relates to, concerns, or arises from any Assumed Liability. Purchaser and J&D agree that the escrow arrangement created by the Purchaser Escrow Agreement shall have a term of eight
(8) months from the Closing Date, unless a shorter time is hereafter agreed upon in writing by J&D and Purchaser; provided, however, the Purchaser Escrow
                                 --------  -------
Agreement shall further provide that the Escrow Agent shall disburse some or all of the Purchaser Escrow Amount to J&D and/or Purchaser, as their interests therein may appear, and as may be agreed by them, after (A) the Purchase Price adjustment for the reconciliation of the aggregate Cost Value of the Inventory has been made and agreed upon, (B) all On-Order Merchandise has been paid for by Purchaser, and (C) Purchaser has made all payments required to be made under the Agency and License Agreement, such that the amount of the Purchaser Escrow Amount then remaining on deposit with the Escrow Agent shall be fixed at the amount of $175,000 (with any excess being paid to J&D and any shortage being paid into escrow by Purchaser). The Purchaser Escrow Agreement shall further provide that in the event there is any claim(s) threatened or asserted (with proof thereof reasonably satisfactory to Purchaser having been delivered to Purchaser) by any person against J&D at the expiration of the term of the Purchaser Escrow Agreement, which claim(s) has not yet matured into a final binding judgment against J&D at such time, the escrow created by the Purchaser Escrow Agreement and this Agreement shall be extended for a period of time and in such amount as shall be agreed by J&D and Purchaser; provided,
                                                                 --------
however, in the event Purchaser and J&D are unable to agree on either the amount
-------
or duration of the extension of the escrow created hereby and the Purchaser Escrow Agreement, such dispute shall be resolved by the Bankruptcy Court (or if said court is without jurisdiction, through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in New York, New York, unless an alternate venue is mutually agreed upon by Purchaser and J&D).

          Section 2.3.  Assumption of Liabilities.

          (a) On the terms and subject to the conditions set forth in this Agreement, from and after the Closing Date, Purchaser will assume and pay, perform, discharge and be responsible solely for the following liabilities of the Sellers (the "Assumed Liabilities"):

          (i) all liabilities and obligations that accrue and arise after the Closing Date in respect of (A) the Assigned Contracts and Assigned Leases, including without limitation any obligations to provide or replace a cash security deposit(s) under such Leases, (B) any obligations with respect to the JHD Contracts and (C) the Corporate Office Lease;

          (ii) customer returns that occur within 10 days after the Closing (Purchaser shall receive a credit as set forth in Section 2.4 for wholesale and retail customer returns of goods sold before the Closing Date that occur within 10 days after the Closing Date, net of the Item Values of the returned Merchandise);

          (iii) gift certificates and customer credits issued by J&D that are outstanding on the Closing Date, and redeemed within 10 days after the Closing Date (provided, however, that Purchaser will receive a credit as set forth in
      --------  -------
Section 2.4 for the face amount of any such gift certificates that are redeemed by customers within 10 days after the Closing Date); and

          (iv) the Cure Costs for the Assigned Leases.

          (b) Sellers acknowledge and agree that pursuant to the terms and provisions of this Agreement and under any Lease or Other Contract, Purchaser will not assume any obligation of Sellers, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, other than as specifically set forth in Article II hereof, any debt, claim, obligation or other liability of Sellers or any of its/their Affiliates whatsoever, including, but not limited to, (i) any Environmental Costs and Liabilities for any act, omission, condition or event caused by or attributable to Sellers to the extent occurring or existing prior to the Closing Date, including without limitation all Environmental Costs and Liabilities relating in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants, (ii) any of Sellers' liabilities in respect of Taxes, except as expressly provided herein, (iii) any investment banking, financial advisory, brokers' or finders' fees arising by reason of Sellers' dealings with brokers or other third parties, or other liability of Sellers for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, (iv) any indebtedness of any Seller, except for the Assumed Liabilities, (v) any obligations or liabilities for Sellers' employees, including severance, termination pay, pension, profit sharing or any other employee benefit plans, compensation or retiree medical and other benefits and obligations, or any obligation, claim or amount under the Workers Adjustment and Retraining Notification Act ("WARN Act"), OSHA, FLSA, ERISA, and other federal, state and local laws, unfair labor practices, employee claims, discrimination claims, errors and omissions, litigation, violations of law and tort claims or actions, whether disclosed or undisclosed, which have accrued or arise out of any Sellers' omissions or conduct of its business on or prior to the Closing,
(vi) any obligation or liability arising as a result of or whose existence is a breach of Sellers' representations, warranties, agreements or covenants contained in this Agreement or otherwise, (vii) any Excluded Assets, (viii) any Affiliate obligations, (ix) any liability subject to compromise, except to the extent same constitutes an Assumed Liability, (x) rebates, allowances, deductions and/or price discrepancies relating in any manner to products sold in pursuit of the Business prior to the Closing Date, except to the extent the same constitute Assumed Liabilities, and (xi) any U.S. customs duties, except to the extent included in the Cost Value of Inventory and On-Order Merchandise purchased by Purchaser pursuant to this Agreement (collectively, "Excluded Liabilities"). Disclosure of any obligation or liability on any schedule to this Agreement shall not create an Assumed Obligation or other liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Liability in accordance with the provisions of Article II hereof.

          Section 2.4.  Adjustment of Purchase Price

          (a) On the Business Day preceding the Closing, J&D shall deliver a calculation of the amount, if any, by which the Purchase Price shall be adjusted at the Closing in accordance with this Section 2.4 (the "Closing Adjustment"). Such adjustment of the Purchase Price (the "Preliminary Purchase Price") shall be based on (i) the Cost Value of the inventory reflected on J&D's books and records as of the close of business on September 30, 2000, carried forward to the most recent practicable date preceding the Closing Date, plus (ii) any
                                                             ----
prepaid deposits and/or security deposits and prepaid expenses (in each case solely to the extent Purchaser thereby becomes entitled to receive the benefit thereof post-Closing) minus (iii) the Cost Value of that portion of the On-Order
                      -----
Merchandise that is described in clause (a) of the definition of On-Order Merchandise in Section 1.1 hereof and that is included in the Inventory reflected on J&D's books and records.

          (b) Commencing on October 14, 2000, J&D and Purchaser shall cause to be taken a "financial" and "SKU" inventory (defined as a listing which summarizes the inventory on a detailed basis providing SKU number, quantity on hand, inventory at Cost Value and inventory at current "Retail Price" [as defined in the Agency and License Agreement]) (the "Inventory Count") of the Merchandise in the Stores, the Warehouse, the FL Warehouse, and the Corporate Office (collectively, the "Inventory Locations"), which Inventory Count Sellers and Purchaser shall jointly schedule; provided, however, Sellers and Purchaser
                                      --------  -------
agree that the Inventory Count shall continue at as many Inventory Locations as possible on the day after the Closing Date and shall be completed in each of the Inventory Locations no later than five (5) days after the Closing Date; provided
                                                                        --------
further, that notwithstanding anything herein to the contrary, the Inventory
-------
Count in any Department Store Location shall be conducted at such times as shall be agreed upon by Purchaser and J&D, and in each case as may be permissible under the respective Department Store Licenses; provided further, that any On-
                                                -------- -------
Order Merchandise shall be counted by representatives of Purchaser and J&D upon the delivery of same to Purchaser, at a single location to be designated by Purchaser to J&D in writing. The date that the Inventory Count is taken in any of the foregoing locations shall be referred to as to such location as the "Inventory Date". The Inventory Count (other than for On-Order Merchandise) shall be taken by RGIS Inventory Specialists (or such other independent inventory service as shall be mutually acceptable to Purchaser and Seller) ("Inventory Service"), and Purchaser and J&D shall each have the right to review and verify the listing and tabulation of the Inventory Count by Inventory Service. Each Store shall be closed during the Inventory Count at such Store (which shall be taken after or before regular business hours when at all possible), and J&D and Purchaser shall each have a representative present during such period. Instructions to be delivered to Inventory Service prior to the Inventory Count are annexed hereto as Exhibit C hereof. Prior to the Closing Date, Purchaser and J&D shall mutually agree, in writing, to the procedures to be followed in boxing and shipping Inventory at any Store not subject to an Assigned Lease or Assigned Contract and the procedures for counting and acceptance of On-Order Merchandise. To facilitate the orderly and accurate conduct of the Inventory Count at the Inventory Locations, (i)J&D hereby agrees that effective five days before the Closing Date and continuing through and including the occurrence of the Closing hereunder J&D shall cease any inter-Inventory Location transfers of Merchandise, and (ii) Purchaser hereby agrees that effective from 12:00 A.M. on the Closing Date and continuing through and including the completion of the Inventory Count at all the Inventory Locations, Purchaser shall not make any inter-Inventory Location transfers of Merchandise.

          (c) J&D shall submit a report, including work papers and other back-up data, to Purchaser prepared by Inventory Service at the conclusion of the Inventory Count. The Inventory Count by Inventory Service shall be final and binding upon the parties unless objected to within five (5) Business Days after receipt by Purchaser or J&D; any such objection shall set forth each objection(s) in detail. All such objections shall be limited to matters involving the integrity of the physical count and the tabulation thereof. The Purchaser and J&D shall each bear their own costs in connection with the Inventory Count, provided, however, Purchaser and J&D shall share equally all
                 --------  -------
costs and expenses of Inventory Service in connection with its performing the Inventory Count.

          (d) To the extent that the Inventory Date of any Store precedes the Closing Date, J&D shall keep a strict count of (i) gross register receipts and SKU records less applicable Sales Tax ("Net Receipts") attributable to the sale of all items of Merchandise and (ii) cash reports of sales by selling price and SKU Number within each Inventory Location from such Inventory Date through 11:59 P.M. Eastern Standard Time on the date preceding the Closing Date. To the extent that the Inventory Date of any Store occurs on or after the Closing Date, then Purchaser shall keep a similar strict count of Net Receipts and cash reports of sales within each Inventory Location from the Closing Date through such Inventory Date. "Gross Rings" means the aggregate amount of Net Receipts attributable to the sale of all items of Merchandise for all such periods.

          (e) The term "Inventory" shall mean the aggregate of the Item Values (as hereafter defined) of all of the Merchandise as calculated for all Inventory Locations in the Inventory Count as of their respective Inventory Dates. The term "Final Inventory" shall mean (a) the Inventory, plus (b) (i) the aggregate of the Item Values of the Merchandise sold after 12:01 A.M. Eastern Standard Time on October 14, 2000 at Agency Stores giving rise to Gross Rings and (ii) the aggregate of the Item Values of the Merchandise sold on or after the Closing Date at Stores other than Agency Stores giving rise to Gross Rings plus (c) an amount equal to 2% of the Gross Rings from 11:59 P.M. Eastern Standard Time on the date preceding the Closing Date through the applicable Inventory Dates. The "Item Value" for Merchandise and Merchandise sold giving rise to Gross Rings pursuant to this Section 2.4 shall mean the Cost Value of such Merchandise minus
(d) to the extent the Inventory Date of a Store occurs prior to the Closing Date, an amount equal to 2% of the Gross Rings from such Store from 12:01 A.M. Eastern Standard Time on the Inventory Date of such Store through the Closing Date. "Merchandise" shall mean all goods owned by J&D or J&DUK and located at the Inventory Locations, except (a) goods which are Damaged or, in the case of Inventory Locations other than an outlet Store, not in an original Joan & David O carton or box (it being agreed that a display shoe will be deemed to be in such a carton or box if such carton or box exists at the Inventory Location of such display shoe) ("Defective Merchandise"), and (b) goods which belong to sublessees, licensees or concessionaires of J&D or have been placed in the Stores on consignment. The Item Value for Defective Merchandise shall be $5.00 per item (with an "item" constituting a pair of shoes or any other item of apparel for purposes of determining the Item Value of any item constituting Defective Merchandise).

          (f) J&D shall submit a report to Purchaser within thirty (30) days of the Closing Date stating J&D's calculation of the Closing Adjustment, based on the actual values as of the Closing Date (except as otherwise provided herein) of the categories of Purchased Assets set forth in Section 2.4(a) above, including a detailed valuation of the Final Inventory (by style, color and size). J&D's valuation of the Final Inventory shall be subject to review by Purchaser and any agent, representative or designee thereof. Purchaser shall have twenty (20) days after receipt of J&D's report to advise J&D that Purchaser disputes such calculation, with the basis of any such dispute being limited to compliance with this Section 2.4 and manifest clerical and accounting errors by J&D in calculating Item Values. If Purchaser fails to provide such notice, then the Closing Adjustment as calculated in J&D's report shall be the Closing Adjustment. If Purchaser provides notice that it disputes J&D's calculation within such twenty (20) day period, Purchaser and J&D shall each use best efforts to resolve such dispute through negotiation. If such dispute cannot be resolved through negotiation within ten (10) Business Days after the receipt by J&D of Purchaser's notice of dispute, then the dispute shall be resolved by the Bankruptcy Court after notice and hearing, which shall have sole and absolute discretion with respect to the resolution of such dispute. The calculation of the Closing Adjustment, as modified by the Bankruptcy Court shall be final and binding upon the parties, and shall constitute the Closing Adjustment. The Closing Adjustment shall also state the amounts of the other adjustments to the Purchase Price and credits to Purchaser set forth in this Agreement (including, without limitation, those set forth in Section 2.3(a)(ii) and (iii) hereof), and any disputes regarding the calculation of such amounts shall be resolved in the manner set forth in this Section 2.4 (f).

          (g) (i) The sum of (x) Purchase Price as finally determined pursuant to Section 2.4(f) hereof and (y) the amounts paid by Purchaser to J&D pursuant to 2.4(h) is referred to hereafter as the "Final Purchase Price".

          (ii) If the amount of the Final Purchase Price (including, for purposes of this Section 2.4(g), the amount of the adjustments to be made under Sections 2.7 and 10.2) that is attributable to any components other than the Final Inventory and the On Order Merchandise (the "Non-Inventory Components") exceeds the amount of the Preliminary Purchase Price (including, for purposes of this Section 2.4(g), the amount of the adjustments to be made under Sections 2.7 and 10.2) that is attributable to the Non-Inventory Components, Purchaser shall pay 100% of the amount of such increase in cash to J&D within three (3) Business Days after the final determination of the Closing Adjustment under Section 2.4(f) above. If the amount of the Final Purchase Price (including, for purposes of this Section 2.4(g), the amount of the adjustments to be made under Sections
2.7 and 10.2) that is attributable to the Non-Inventory Components is less than the amount of the Preliminary Purchase Price (including, for purposes of this Section 2.4(g), the amount of the adjustments to be made under Sections 2.7 and 10.2) that is attributable to the Non-Inventory Components, J&D shall pay 100% of the amount of such increase in cash to Purchaser within three (3) Business Days after the final determination of the Closing Adjustment under Section 2.4(f) above.

          (iii) The portion of the Purchase Price to be paid for inventory and On Order Merchandise pursuant to this Agreement shall be $7,200,000, adjusted upward or downward based on the Final Inventory and the Cost Value of the On Order Merchandise, with upward or downward adjustments to be based on 70% of Cost Value. The Closing Adjustment for the inventory and On Order Merchandise shall reconcile the amounts actually paid to J&D pursuant to this Agreement for inventory and On Order Merchandise with the amount that should have been paid as set forth in the preceding sentence. Adjustments made pursuant to this Section 2.4(g) (iii) shall be paid in cash by J&D, if it was paid more than it should have been paid for inventory and On Order Merchandise, or Purchaser, if it paid less than it should have paid for inventory and On Order Merchandise, within three (3) Business Days after the final determination of the Closing Adjustment under Section 2.4(f) above. Schedule 2.4 (g) sets forth, by way of illustration only, examples of the manner in which the foregoing adjustment shall be implemented

          (h) Purchaser shall pay J&D in accordance with Section 2.1(b)(iii) hereof an amount equal to the Cost Value of all On-Order Merchandise which satisfies the conditions set forth in Section 2.1(b)(iii) hereof at the time(s) such conditions are satisfied.

          (i) The Purchase Price shall not be reduced because certain assets become Excluded Assets pursuant to Section 2.1(b).

          Section 2.5.  Allocation of Purchase Price.

          (a) As soon as practicable after the Closing Date, Purchaser will deliver to Sellers a statement setting forth an allocation of the Purchase Price in accordance with applicable law (the "Allocation Statement").

          (b) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

          Section 2.6. Sale at Closing Date. The sale, transfer, assignment and delivery by the Sellers of the Purchased Assets to Purchaser, and the assumption by Purchaser of the Assumed Liabilities, as herein provided, shall be effected on the Closing Date (except with respect to On-Order Merchandise) by the execution and delivery by the Sellers and Purchaser of the Assignment and Assumption Agreement(s) and such other Ancillary Documents as shall be necessary or appropriate to consummate the transactions contemplated hereby.

          Section 2.7. Apportionments. The following are to be apportioned as of 11:59 PM Eastern Daylight Time on the date immediately preceding the Closing Date (or such other date as may be applicable with respect to any Assigned Lease or Assigned Contract, if the effective date of such assignment is different than the Closing Date) (the "Apportionment Date") to the extent such are valid post-petition claims or are subject to non-avoidable liens: rent (including percentage rent and additional rent, which to the extent based on revenues will be apportioned in proportion to revenues before and after the Apportionment
Date) under any of the Assigned Leases (solely to the extent same are designated for assignment in accordance with the terms hereof) and Department Store Licenses (solely to the extent same are designated for assignment in accordance with the terms hereof), water, sewer and utility charges and real estate taxes, to the extent payable under the Assigned Leases and Department Store Licenses (solely to the extent same are designated for assignment in accordance with the terms hereof) and such other Apportionments and adjustments in connection with the Stores, Assigned Leases and Department Store Licenses (solely to the extent same are designated for assignment in accordance with the terms hereof) as are customarily apportioned in transactions of this nature, including without limitation, insurance premiums payable to department store licensors, merchant association dues, and amounts payable under Assigned Contracts (collectively, the "Claims"). Any obligations of JHD with respect to the JHD Contracts shall also be apportioned as of the Apportionment Date. The amount of any such Claim, for the applicable billing period which includes the date immediately preceding the Closing Date (with respect to any Claim, the "Billing Period") shall be deemed to be (i) for a Claim the amount of which is certain on or before the Apportionment Date, the amount of such Claim for the entire Billing Period and
(ii) for a Claim the amount of which is not certain on or before the Apportionment Date but for which apportionment is made on the Apportionment Date (rather than post-Closing) , the amount of such Claim for the comparable billing period preceding the Billing Period. In determining the apportionment, (x) the portion of any Claim payable by the Sellers (with respect to such Claim, the "Sellers' Portion") shall be deemed to be such Claim multiplied by a fraction, the numerator of which is the number of days from the beginning of the Billing Period containing the Apportionment Date through and including the Apportionment Date and the denominator of which is the number of days in such Billing Period, and (y) the portion of any Claim payable by Purchaser (with respect to such claim, the "Purchaser's Portion") shall be deemed to be the amount of such Claim less the Sellers' Portion. The Purchase Price shall be adjusted by netting the aggregate amount of Sellers' Portion and Purchaser's Portion of all Claims with such net adjustment, if any, being paid in cash to the party entitled to it. Except as otherwise provided herein, all apportionments shall be made on the basis of actual bills available on or prior to the Closing, to the extent available after commercially reasonable efforts by Sellers to obtain the same. Any apportionments that are not made on the Closing Date shall be made after the Closing

Date and paid at the same time as the final Closing Adjustment. Any apportionments for which Sellers seek payment at the Closing shall be identified by Sellers in writing at least two Business Days prior to the Closing Date.

          Section 2.8. Casualty and Condemnation. To the extent applicable and not otherwise adjusted for pursuant to Section 2.4 hereof, in the event of any damage or destruction by reason of any casualty to any of the Purchased Assets after the date hereof and prior to the Closing Date, or if prior to the Closing Date there shall be any taking by condemnation or eminent domain of any of the Purchased Assets, the Sellers shall (i) in the case of damage or destruction, pay over to Purchaser at Closing any insurance proceeds received by the Sellers prior to the Closing Date and assign to Purchaser at Closing all of the Sellers' right, title and interest in and to any additional proceeds related to such damage or destruction and (ii) in the case of condemnation or eminent domain, pay over to Purchaser at the Closing all awards received by the Sellers on account of such condemnation or eminent domain prior to the Closing Date and assign to Purchaser all of the Sellers' right to receive any additional awards related to such condemnation or eminent domain; provided, that if all such casualties and takings by condemnation or eminent domain constitute, collectively, a Material Adverse Change, Purchaser shall have the right to terminate this Agreement prior to the Closing Date.

          Section 2.9. Warehouse; Warehouse Assets. Purchaser has notified J&D that it has elected to have J&D grant Purchaser a license ("Warehouse License") pursuant to which Purchaser shall have the right to use and occupy the Warehouse for a period from the Closing Date through the completion of the Store Closing Sales (the "Warehouse License Period"). No landlord-tenant relationship shall be created by or under the Warehouse License. Any expenses arising with respect to Purchaser's (or any agent or designee thereof) entry into, occupancy and use of the Warehouse during the Warehouse License Period, including, but not limited to, the following: rent, additional rent, real estate taxes, utilities, telephone, alarms and alarm service, premiums for insurance costs required under the lease for the Warehouse, and all costs related to any and all contracts and arrangements for utilities and other services at the Warehouse, shall be paid by
Purchaser.   Purchaser may terminate the Warehouse License Period at any time after the Closing Date upon seven (7) days' written notice to J&D. While occupying the Warehouse, Purchaser shall comply with all terms and conditions of the lease therefor and shall not take or omit to take any action that would constitute a default or event of default under such lease. Purchaser shall maintain appropriate property liability and casualty insurance with respect to its use and occupancy of the Warehouse during the Warehouse License Period. The policies for such insurance shall list J&D as an additional insured. At the conclusion of the Warehouse License Period, Purchaser shall deliver the Warehouse in vacant and broom clean condition; provided, however, that nothing
                                               --------  -------
herein contained shall require Purchaser to cure building violations, remove fixtures or installations which are attached to the premises, remove carpeting, or remove Excluded Assets.

          Section 2.10. Corporate Office, License. (a) Purchaser hereby authorizes J&D, for a period of thirty (30) days from and after the Closing Date (the "Corporate Office License Period"), to enter into and use the Corporate Office, together with Purchaser, in a manner consistent with the terms and conditions of the Corporate Office Lease, for the purpose of performing J&D's post-Closing obligations hereunder and under the Agency and License Agreement, taking such actions and having access to such records as are necessary for the Case or to pursue rights and claims against third parties, filing of tax returns, insurance claims and any other necessary filings, and marketing or selling any Excluded Assets hereunder. No landlord-tenant relationship shall be created by this authorization. While occupying the Corporate Office, J&D shall comply with all terms and conditions of the lease therefor and shall not take or omit to take any action which would constitute a default or event of default under such lease. J&D shall maintain appropriate property liability and casualty insurance with respect to its use and occupancy of the Corporate Office during the Corporate Office License Period. The policies for such insurance shall list Purchaser as an additional insured.

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Section 3.1.  Representations and Warranties of Each Seller.

          Each of the Sellers represents and warrants to the Purchaser as to itself and its portion of the Purchased Assets as follows:

          Section 3.1.a. Authority of Sellers. Such Seller is a corporation validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to be executed and delivered on its behalf at the Closing, and the execution and delivery by such Seller of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Seller, and this Agreement constitutes, and each of the Ancillary Documents to which it is a party upon its execution will constitute, the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject in the case of J&D to entry by the Bankruptcy Court of the Sale Order and the receipt of the consents, waivers and approvals specified on Schedule 3.1(c) and except, in the case of JHD, as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Subject to any necessary authorization from the Bankruptcy Court in the case of J&D, such Seller has full corporate power and authority to own its properties and to carry on the business presently being conducted by it. Schedule 3.1.a. lists each current executive officer of such Seller.

          Section 3.1.b.  No Conflict or Violation.
          (a) The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which such Seller is a party do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws (or equivalent documents) of such Seller and, assuming that the consents, waivers, authorizations, approvals, declarations, filings and registrations referred to in Section 3.1(c) are obtained or made, do not and will not (i) violate, in any material respect, any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to such Seller, or (ii) violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Assigned Contract, loan agreement, mortgage, security agreement, indenture or other instrument to which such Seller is a party or by which it is bound or to which any of the Purchased Assets having sold by such Seller is subject.

          (b) As of the date of this Agreement, such Seller has not entered into any other agreement to sell the Purchased Assets that has not been terminated prior to the execution and delivery of this Agreement.

          Section 3.1.c. Consents and Approvals. Schedule 3.1(c) sets forth a true and complete list of each material consent, waiver, authorization or approval of (i) any Governmental Agency and each declaration to or filing or registration with any such Governmental Agency, or (ii) of any other Person in connection with any Assigned Contract involving the payment by such Seller of more than $50,000 in any calendar year, that is required for the execution and delivery of this Agreement by such Seller or the performance by such Seller of its obligations hereunder; provided that Schedule 3.1.c does not identify any consent, waiver, authorization or approval that would have been required to be set forth on such Schedule absent the application of sections 363 or 365 of the Bankruptcy Code.

          Section 3.1.d. Compliance with Law. Except as set forth on Schedule 3.1.d., such Seller (i) has complied in all material respects with all laws, regulations, orders and other legal requirements applicable to the Business or the Purchased Assets, (ii) to such Seller's Knowledge, has not received written notice of any violation of any law, regulation, order or other legal requirement which violation would have a material adverse effect on the Purchased Assets, and (iii) to such Seller's Knowledge, is not in default in any material respect under any order, writ, judgment, award, injunction or decree of any Governmental Agency, applicable to the Business or the Purchased Assets.

          Section 3.1.e. Sufficiency and Title to the Purchased Assets. Such Seller at the Closing Date will have, to the best of its Knowledge, good and valid title to each of the Purchased Assets being sold by it. The entry by the Bankruptcy Court of the Sale Order and the delivery to the Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and valid title to the Purchased Assets in the Purchaser, free and clear of all interests in the Purchased Assets including all Liens thereon, other than Assumed Liabilities or as set forth in any of the schedules hereto.

          Section 3.1.f. Assigned Contracts and Leases. The Other Contracts and Leases are listed on Schedule 3.1.f. hereto. True and complete copies of the Other Contracts and Leases have been made available by the Sellers to Purchaser. At the Closing, the Sellers shall have cured any and all defaults or, in the case of J&D, shall have provided adequate assurance that it will cure any and all defaults with respect to any Assigned Contract(s) as provided in section 365 of the Bankruptcy Code and as required by the Bankruptcy Court so that at the Closing (or such other date as shall apply hereunder with respect to the assumption and assignment of any Other Contract) such Seller shall be able to assume and assign same to Purchaser, it being understood that Purchaser will pay the Cure Costs for any Assigned Leases. Other than as set forth on Schedule 3.1.f., and except for the Cure Costs, which shall be paid by Sellers or Purchaser as provided herein, neither the Seller assigning such other Contracts or Leases nor, to the best of the such Seller's Knowledge, any other party under any of the Other Contracts and Assigned Leases has commenced any action against the other or given or received any written notice of any material default or violation under any Other Contract or Assigned Lease which was not withdrawn or dismissed, except only for those defaults which will be cured prior to the Closing in accordance with the Sale Order (or which need not be cured under the Bankruptcy Code to permit the assumption and assignment of Assigned Contracts and Assigned Leases), and each of the Other Contracts and Assigned Leases is or will be at the Closing valid, binding and in full force and effect as against such Seller.

          Section 3.1.g. Litigation. Other than in connection with the Case and except as set forth on Schedule 3.1.g, there are no material actions, causes of action, claims, suits or proceedings pending against such Seller with respect to the Business or affecting the operation of the Business or the use of the Purchased Assets, at law or in equity, or before or by any Governmental Agency, or which seek to restrain or enjoin the consummation of or would materially and adversely affect, the transactions contemplated hereby, with the exception of those matters set forth in Schedule 3.1.g.

          Section 3.1.h. Tax Matters. To such Seller's Knowledge, there is no Lien affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

          Section 3.1.i. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by such Seller without the intervention of any other Person acting on such Seller's behalf in such manner as to give rise to any valid claim by any such Person against the Purchaser for a finder's fee, brokerage commission or other similar payment
based on an arrangement with such Seller.   The parties acknowledge that Newmark
Retail Financial Advisors LLC is the sole financial advisor to J&D, and its fees are the sole responsibility of J&D, except to the extent JHD may agree to bear a portion of such fee.

          Section 3.1.j. Material Contracts. Except for (i) the Assigned Contracts and Leases, (ii) as disclosed on Schedule 3.2.a. or Schedule 3.3a. with respect to the Intellectual Property, and (iii) the Other Contracts listed on Schedule G to the Schedules and Statement of Financial Affairs filed by J&D with the Bankruptcy Court on June 9, 2000, copies of which have previously been furnished to Purchaser (the "Non-Assigned Contracts"), such Seller is not a party to or bound by any material contract relating to the Business.

          Section 3.1.k. Permits. Schedule 3.1.k correctly describes each Permit, the non-existence of which Permit to such Seller's Knowledge would have a Material Adverse Effect, together with the name of the government agency or entity issuing such Permit. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will, assuming the consents in Schedule 3.1.c have been obtained prior to the Closing Date, have all of such the Seller's right, title and interest in all the Permits to the extent transferable.

          Section 3.1.l.  Labor Matters and Employees.

          (a) Schedule 3.1.l lists each Plan and each Multi-employer Plan. Upon entry of the Sale Order by the Bankruptcy Court and Closing, the liability, if any, of any Sellers under any Plan or Multi-employer Plan will not become a liability of Purchaser.

          (b) There is no labor dispute relating to the Business, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Business. There are no labor unions or other organizations representing or attempting to represent any employees of Sellers and no agreements, plans, programs, documents or letters of understanding currently in effect between any Sellers and any union or other employee organization affecting wages, hours or other terms and conditions of employment.

          (c) The transactions contemplated by this Agreement do not require the consent of the PBGC; provided that the PBGC may exercise its right to be heard at the Bankruptcy Court hearing regarding the sale of the Purchased Assets on the terms and conditions contemplated by this Agreement. No employee of any Sellers will become entitled to any retirement, severance or similar benefit or enhanced benefit under any Plan or Multi-employer Plan solely as a result of the transactions contemplated hereby which will become a liability of Purchaser.

          Section 3.1.m. Environmental Liabilities. To such Seller's Knowledge, no Contaminant has been deposited, leaked, released, or disposed of at, on or under any real property now or previously owned, leased or operated by Sellers which may reasonably be expected to result in a Material Adverse Effect. No property (a) now or previously owned, leased or operated by such Seller, (b) to which any Contaminant located on or resulting from the use of any Purchased Assets have been transported, or (c) to which such Seller has, directly or indirectly, transported such substances, is listed or, to the Knowledge of Sellers, proposed for listing on any federal, state, local or foreign list of sites requiring material investigation or cleanup. There has been no material environmental investigation, study, audit, test, review or other analysis conducted in relation to any Purchased Assets or any other property or facility now or previously owned or leased by any Sellers.

          Section 3.1.n. Leases. Each Seller has valid leasehold interests in each of the Assigned Leases listed on Schedule 3.1.f listed next to its name.

          Section 3.2.  Representations and Warranties of J&D.

          Section 3.2.a.  Intellectual Property.

          (a) Schedule 3.2.a. sets forth a true and complete list of all trademarks or service marks (including any registrations or applications for registration of any of the foregoing) that J&D owns and/or uses in connection with the Business. Except as set forth on Schedule 3.2.a., J&D either owns or has the right to use by license, sublicense, agreement or other permission all of the J&D Intellectual Property listed on Schedule 3.2.a.(except that the foregoing representation is to the best of J&D's Knowledge with respect to those jurisdictions identified on Schedule 3.2a, other than the United States of America, Canada and the United Kingdom), free and clear of all Liens, with the exception of those security interests existing in favor of Fleet Retail Finance Inc. and Paragon Capital LLC against the trademark registrations in the United States of America, the United Kingdom and elsewhere set forth in Schedule 3.2.a. Except as noted on Schedule 3.2.a., no actions or claims have been brought, made, asserted, or to J&D's Knowledge threatened against J&D in any of the jurisdictions identified on Schedule 3.2a, either (A) based upon or challenging or seeking to deny or restrict the use by J&D of any of the J&D Intellectual Property, or (B) alleging that any trademarks, service marks, logos, trade names, trade secrets, works, products, or services that are or have been used, made or sold by J&D infringe any patents, trademarks, copyrights or any other intellectual property rights or other rights of any person. To the best of J&D's Knowledge, in any of the jurisdictions identified in Schedule 3.2a, except as noted on Schedule 3.2.a hereto, no product or service related to the Business violates any license or infringes upon any intellectual property rights of any person, and no person is using any trademarks, service marks, trade names, logos, trade secrets, patents, copyrights or other intellectual property that are confusingly similar to any J&D Intellectual Property or that infringe upon the J&D Intellectual Property or upon the rights of J&D therein, with the exception of those matters set forth in Schedule 3.2.a. Except as disclosed in
Schedule 3.2.a., J&D has not granted any license or other right to any other person with respect to the J&D Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of J&D's rights in or to the J&D Intellectual Property other than the assignment thereof to Purchaser. With respect to the J&D Intellectual Property in foreign jurisdictions other than Canada and the United Kingdom, the representations and warranties in this Section 3.2.a are limited to those jurisdictions in which granted or pending Intellectual Property rights exist and sufficient commercial use of the Merchandise bearing the Intellectual Property has been made.

          (b) Except as is set forth in Schedule 3.2.a., no royalties or other amounts are payable by J&D to any other person by reason of the ownership or use of the J&D Intellectual Property.

          (c) Except as set forth in Schedule 3.2.a hereto J&D is not a party to, or subject to, any contract which currently requires, or upon the passage of time or occurrence of an event or contingency (whether or default or otherwise) will require, the conveyance or disclosure to any person of the J&D Intellectual Property, or of any rights thereto.

          (d) As a result of the transactions contemplated hereby, upon the Closing, Purchaser shall own and possess, or own and possess adequate and enforceable licenses, sublicenses or other rights to use, in perpetuity and without payment of any fee, all of the assignable J&D Intellectual Property.

          Section 3.3.  Representations and Warranties of JHD.

          Section 3.3.a.  Intellectual Property.

          (a) Schedule 3.3.a. sets forth a true and complete list of all trademarks or service marks, including any registrations or applications for registration of any of the foregoing that JHD owns and uses in connection with the Business. Except as set forth on Schedule 3.3.a., JHD either owns or has the right to use by license, sublicense, agreement or other permission all of the Intellectual Property listed on Schedule 3.3.a., (except that the foregoing representation is to the best of JHD's Knowledge with respect to those jurisdictions identified on Schedule 3.3a, other than the United States of America, Canada and the United Kingdom), free and clear of all Liens, with the exception of those security interests existing in favor of Fleet Retail Finance Inc. and Paragon Capital LLC against the trademark registrations in the United States of America set forth in
Schedule 3.3.a. Except as noted on Schedule 3.3.a., no actions or claims have been brought, made, asserted, or to its Knowledge, threatened against JHD , in any of the jurisdictions identified on Schedule 3.3a either (A) based upon or challenging or seeking to deny or restrict the use by JHD of any of the Trademarks, or (B) alleging that any trademarks, service marks, logos, trade names, trade secrets, works, products, or services that are or have been used, made or sold by JHD infringe any patents, trademarks, copyrights or any other intellectual property rights or other rights of any person. To the best of JHD's Knowledge, in any of the jurisdictions identified on Schedule 3.3a, except as described on Schedule 3.3.a. hereto, no product or service related to JHD's business violates any license or infringes upon any intellectual property rights of any person, and no person is using any trademarks, service marks, trade names, logos, trade secrets, patents, copyrights or other intellectual property that are confusingly similar to the Trademarks or that infringe upon the Trademarks or upon the rights of JHD therein with the exception of the matter set forth in Schedule 3.3.a. Except as disclosed in Schedule 3.3.a. hereof, JHD has not granted any license or other right to any other person with respect to the Trademarks. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any rights of JHD in or to the Trademarks other than the assignment thereof to Purchaser. With respect to the JHD's Intellectual Property in foreign jurisdictions other than the United Kingdom and Canada, the representations and warranties in this
Section 3.3.a are limited to those jurisdictions in which granted or pending Intellectual Property rights exist and sufficient commercial use of the Merchandise bearing the Intellectual Property has been made.

          (b) Except as described on Schedule 3.3.a. hereto, no royalties or other amounts are payable by JHD to any other person by reason of the ownership or use of the Trademarks;

          (c) Except as described on Schedule 3.3.a. hereto, JHD is not a party to, or subject to, any contract which currently requires, or upon the passage of time or occurrence of an event or contingency (whether or default or otherwise) will require, the conveyance or disclosure to any person of the Trademarks, or of any rights thereto.

          (d) As a result of the transactions contemplated hereby, upon the Closing, Purchaser shall own and possess, or own and possess adequate and enforceable licenses, sublicenses or other rights to use, in perpetuity and without payment of any fee, all the JHD Assets.

          Section 3.4 Representations and Warranties of Joan Helpern, David Helpern, Sr. and David Helpern, Jr. Joan Helpern, David Helpern, Sr., and David Helpern, Jr., (each a "Representor"), severally and not jointly, acknowledging that Purchaser is relying on these representations and warranties in entering into this Agreement and the transaction(s) contemplated herein, and in the absence of such representations would not enter into said transactions, represents and warrants as to herself or himself as follows:

          (a) Such Representor has not sold, transferred, licensed or conveyed any of the Sellers' rights, title or interest in and to any of the Sellers' Trademarks, except to the extent noted on Schedule 3.2.a. or 3.3.a. hereto.

          (b) To the actual knowledge of such Representor, none of the Sellers has sold, transferred, licensed or conveyed any of its rights, title or interest in and to any of such Seller's Trademarks, except to the extent noted on
Schedule 3.2.a or 3.3.a. hereto.

          Section 3.5 Further Assurances. J&D, JHD and each Representor each agrees and covenants that at any time and from time to time, at the request of Purchaser and without further consideration, it, he or she will promptly execute and deliver to Purchaser such further instruments and documents and take all other steps in each case as Purchaser may reasonably require in order to carry out the full intent and purpose of this Agreement, including without limitation, to put Purchaser, or its permitted successors or assigns, in actual possession and physical control of the J&D Intellectual Property and the JHD Assets and to effectuate or record the transfer and assignment to Purchaser of the J&D Intellectual Property and the JHD Assets. Sellers, the Representors, and Purchaser understand that the official transfer of the Trademarks in the jurisdictions set forth on Schedule 3.3a requires execution of additional agreements and other assurances, and the parties hereby agree to execute specific confirmatory assignment and other supplementary documents (as may be required) in favor of the Purchaser, at Purchaser's expense, for each of the countries in which there are Trademarks recited in Schedule 3.3a in order to effectuate recordal of the assignment of the aforesaid Trademarks on the registers in those jurisdictions.

          Section 3.6. Survival. Each of the representations and warranties of the Sellers and the Representors shall survive the Closing until the expiration of eighteen (18) months after the Closing Date (the "Survival Period"). No claim may be asserted by Purchaser against any Seller or Representor arising out of a breach of any such representation or warranty unless written notice setting forth the basis of such claim in reasonable detail has been furnished to such Seller or Representor before the expiration of the Survival Period.

          Section 3.7. Disclaimer of Additional Representations and Warranties; Schedules.

          (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, the Ancillary Documents, and any certificate or instrument delivered pursuant to the terms hereof or thereof, the Sellers make no representations or warranties with respect to any or all of the Excluded Assets, the Business, or its operations, assets (including, without limitation, the Purchased Assets), liabilities (including, without limitation, the Assumed Liabilities) or condition, including, with respect to the Purchased Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent. Except as provided in this Agreement, the Schedules and Exhibits hereto, the Ancillary Documents, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, the Purchased Assets are to be conveyed hereunder "AS IS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Purchaser shall rely upon its own examination thereof.

          (b) Notwithstanding anything to the contrary contained in this Agreement, no matter primarily relating to any of the Excluded Assets or Excluded Liabilities is required to be disclosed on any Schedule. In addition, any item disclosed on any one Schedule shall be deemed to be disclosed on each Schedule, where relevant. Disclosure of an item in any Schedule shall not be deemed to be an admission that such item is material.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to the Sellers as follows:

          Section 4.1.  Authority of Purchaser.   Purchaser is a corporation
validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement, and each of the Ancillary Documents to which it is a party, and the execution and delivery by Purchaser of this Agreement and such Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes, and each of such Ancillary Documents upon its execution will constitute, the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

          Section 4.2. No Conflict or Violation. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party do not and will not violate or conflict with any provision of the Certificate of Formation or Operating Agreement of Purchaser, and, assuming that the consents, waivers, authorizations, approvals, declarations, filings and registrations referred to in Section 3.3 and 4.3(i) are obtained or made, do not and will not violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound.

          Section 4.3. Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement do not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or Person except: (i) as may be required to effect the transfer of any Permits; or (ii) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the transactions contemplated hereby. Purchaser is not required to make a prenotification filing with respect to the transactions contemplated by this Agreement under the HSR Act and the rules thereunder.

          Section 4.4. Availability of Funds, etc. Purchaser will at Closing have available funds sufficient to allow it to pay its obligations pursuant to Sections 2.2 and 2.4 at the times and in the manner set forth in this Agreement. In furtherance and not in limitation of the foregoing, Purchaser hereby represents, covenants and agrees that as of the date hereof and through the Closing Date: (i) it has and will maintain cash and cash equivalents of at least $25 million (free and clear of any liens or restrictions) and such funds or the applicable portion thereof will be available (free and clear of any liens or restrictions) to pay the Purchase Price on the Closing Date and (ii) its net worth (i.e., the fair value of all Purchaser's assets minus all its liabilities)
       ---
is and will be at least $35 million. Purchaser acknowledges and agrees that Sellers are relying on the foregoing representation and covenant in connection with their execution of this Agreement.

          Section 4.5. Litigation. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the Knowledge of Purchaser, threatened against Purchaser at law or in equity or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or that shall otherwise materially adversely affect the ability of Purchaser to perform its obligations hereunder.

          Section 4.6. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Sellers or their Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

          Section 4.7. Adequate Assurances Regarding Executory Contracts. As of the Bankruptcy Court hearing on approval of entry of the Sale Order, Purchaser will be capable of satisfying the conditions contained in sections 365(b)(1)(c) and (f) of the Bankruptcy Code with respect to J&D's Assigned Contracts and Leases and the Corporate Office Lease.

          Section 4.8.  Survival.    Each of the representations and warranties
of Purchaser shall survive the Closing until the expiration of the Survival Period. No claim may be asserted by any Seller against Purchaser arising out of a breach of any such representation or warranty unless written notice setting forth the basis of such claim in reasonable detail has been furnished by such Seller to the Purchaser before the expiration of the Survival Period.

                                   ARTICLE V.
                        CERTAIN COVENANTS OF THE SELLERS

          Each Seller covenants with Purchaser as follows:

          Section 5.1.  Conduct of Business Before the Closing Date.

          (a) Without the prior written consent of Purchaser or unless otherwise ordered by the Bankruptcy Court sue sponte or on motion by a third party, notice of which order or motion shall be promptly delivered by J&D to Purchaser, and except for planned store closings and liquidation of inventory previously disclosed to Purchaser as set forth in Schedule 5.1, between the date hereof and the Closing Date, none of the Sellers shall, except as required or expressly permitted pursuant to the terms hereof, make any material adverse change in (i) the assets, properties, rights and claims which would on the Closing Date constitute Purchased Assets or (ii) the Business as it relates to the assets, properties, rights and claims to be sold by such Seller which would on the Closing Date constitute Purchased Assets, or enter into any transaction respecting the Purchased Assets, other than in any such case in the ordinary course of the Business consistent with the Sellers' past practices, and shall continue to operate the Stores and the Business as it relates to the Purchased Assets in the ordinary course of the Business. Without limiting the generality of, but subject to, the foregoing, unless otherwise consented to in writing by Purchaser, each Seller shall, consistent with its past practices, where applicable:

          (i) Perform all of its material post-petition obligations under the Leases and Other Contracts in accordance with their terms, except for obligations which are not required to be performed under the Bankruptcy Code or which are being disputed by such Seller in good faith;

          (ii) Comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Purchased Assets except where compliance is being disputed by such Seller in good faith or excused by the Bankruptcy Code or other applicable law;

          (iii) Not remove, agree to remove, sell or agree to sell or otherwise transfer or permit any Person or entity to remove any equipment, machinery and fixtures of material value from the Stores, except for replacements and refurbishments in the ordinary course of business;

          (iv)(A) Not amend or modify, in any material respect, or terminate or dispose of any of the Leases, Department Store Licenses or Other Contracts or agree or consent to any material amendments or modifications or terminations thereof and (B) promptly notify Purchaser of any amendment or modification to any Lease, Department Store License or Other Contract;

          (v) Not change, in any material respect, any of its methods or procedures relating to accounting for the Cost Value of inventory in the Business;

          (vi) Promptly notify Purchaser if such Seller receives any notices from any lessor, Governmental Agency, insurance company or any other entity indicating any material default or the need for any material repairs, alterations or improvements or any other matter that could reasonably be expected to result in a Material Adverse Change, or that any of the Stores are or may be in violation of any law, and cause compliance at such Seller's cost, except where compliance is being disputed by such Seller in good faith or excused by the Bankruptcy Code or other applicable law;

          (vii) Promptly notify Purchaser if such Seller receives any notices of or otherwise becomes aware of any condemnation proceedings affecting the Stores;

          (viii) Not enter into any material agreements that would be binding on the Purchaser or affect any of the Purchased Assets other than in the ordinary course of business and, not enter into any leases for new stores or any new Department Store License;

          (ix)  Not issue new purchase orders for Merchandise;

          (x) Promptly notify Purchaser of any order of the Bankruptcy Court entered in the Case that materially affects or will materially affect the operation of the Business or the Purchased Assets and promptly deliver a copy of any such order to Purchaser; and

          (xi) Maintain all occurrence-based forms of insurance with respect to the Purchased Assets as in effect on the date hereof.

          (xii) From the date hereof until the Closing Date, JHD shall take all necessary steps, at its expense, to maintain and protect the Intellectual Property, including without limitation, prosecuting pending applications for registration of Intellectual Property and maintaining, to the extent permitted by law, each registration of Intellectual Property owned by JHD, including, without limitation, responding to office actions from the Patent and Trademark Office or similar, foreign registration offices, filing applications for renewal, affidavits of use and affidavits of incontestability where necessary. Following the Closing Date, Sellers shall have no further obligation or expense with respect to the maintenance of the Intellectual Property except to assist the Purchaser as set forth in
          Section 3.5 hereof.

          (b) Notwithstanding the foregoing, J&D may, prior to Closing, file a request with the Bankruptcy Court that J&D be permitted to conduct inventory clearance or going out of business sales in the event that the Closing does not occur by the date set forth in Section 9.1 as a result of a breach or default by the Purchaser.

          Section 5.2.  Consents and Approvals.

          (a) J&D shall use commercially reasonable efforts to obtain (i) entry of the Sale Order by the Bankruptcy Court, (ii) approval of the obligation set forth in Section 9.5(b), and (iii) all consents and approvals of third parties necessary to duly transfer to the Purchaser all of J&D's rights, title and interest in and to all of the J&D Intellectual Property, and (b) JHD shall use commercially reasonable efforts to obtain all consents and approvals of third parties necessary to duly transfer to the Purchaser all of JHD's rights, title and interest in and to all of the JHD Assets; provided, that Sellers shall not be required to make any payment to any third parties other than any payments (including Cure Costs in the case of J&D, except as otherwise provided herein) required to be made under the Corporate Office Lease, any Assigned Lease, Assigned Contract or JHD Contract in order to duly transfer such Purchased Asset.

          Section 5.3.  Further Assurances.

          (a) Upon the request of the Purchaser at any time after the Closing Date, each Seller shall forthwith execute and deliver such documents and take such actions as Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement.

          (b) Each Seller agrees that for a period of not less than two (2) years following the Closing Date (i) it shall not destroy or dispose of any of the books and records included in the Excluded Assets without first offering to turn over possession thereof (or, if the books and records relate exclusively to, and are being sold to, a purchaser of related Excluded Assets, possession of copies thereof) to Purchaser by written notice at least ten (10) days prior to such destruction or disposition and (ii) that it shall make available to Purchaser and its representatives and agents, during normal business hours and upon reasonable notice, all such books and records and permit Purchaser and its respective representatives and agents to examine and, at their expense, copy such books and records at any time during normal business hours and upon reasonable notice.

          (c) Unless otherwise agreed to by Purchaser, Sellers shall not sell or grant access to, and shall preserve the confidentiality of, all customer lists retained by Sellers as part of the Excluded Assets, except as otherwise required by applicable law, legal process or the Bankruptcy Court.

          (d) Notwithstanding anything to the contrary herein, to the extent available under Canadian Provincial or other applicable Canadian law, Purchaser reserves the right to file any application for any duty draw back or other refund attributable to the inventory; provided, that in the event Purchaser determines to make any such application, Sellers shall furnish Purchaser with such cooperation and with access to such books and records of Sellers than in their possession that may be reasonably requested by Purchaser in order to make such application.

          Section 5.4. Reasonable Efforts. Subject to the proviso at the end of Section 5.2, upon the terms and subject to the conditions of this Agreement, the Sellers will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Without limiting the foregoing, and provided such steps do not require Sellers to incur any material out-of pocket expenses the Sellers will take or cause to be taken by others all reasonable actions required to obtain or satisfy all consents and to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, the assignment, or the sublease or sublicense as the case may be, of the Purchased Assets.

          Section 5.5. Assignment of Contracts. At the Closing and effective as of the Closing Date (unless another date(s) is provided herein), the Sellers shall sell, assign and transfer to Purchaser or its designee all their rights under the Corporate Office Lease, the Assigned Contracts and Assigned Leases.

          Section 5.6. Name Change Filings. Within 10 days after the Closing Date, each Seller shall file with (a) the Secretary of State or similar office in the jurisdiction of its incorporation, an amendment to its certificate of incorporation to change its name to a name which does not contain any of the Trademarks or any confusingly similar name, and (b) a motion with the Bankruptcy Court seeking authorization and approval of the name change required in (a) hereof, and changing the caption of the case to reflect such name change, and shall promptly provide Purchaser with evidence of such filings. In addition, J&D shall, within 15 days after the Closing Date, take such actions and file such documents as are necessary to reflect such name changes in all states in which J&D is qualified to do business as a foreign corporation and will deliver to Purchaser copies of such documents evidencing such name change filings. J&D and JHD shall not use the trade names listed on Schedule 3.2.a. or 3.3.a. after the Closing, except (i) as required for the Case or to pursue rights and claims against third parties, and (ii) for a period, not to exceed 180 days after the Closing Date, by Sellers, J&DUK, Bensi S.A. or their agents in connection with the marketing and sale of any Excluded Inventory of J&D, J&DUK, or Bensi S.A. not sold to Purchaser hereunder; (iii) filing of tax returns, insurance claims and any other necessary filings; and (iv) publishing any notices required by the Bankruptcy Court. Purchaser hereby grants to Sellers, J&DUK, Bensi S.A., and their liquidation agents for a period of 180 days after the Closing Date, a limited license and right to use the trade names, logos and customer lists relating to and used in connection with the operation of the Stores, solely for the purposes of selling the Excluded Assets, including without limitation advertising and conducting inventory liquidation and going out of business sales with respect to Excluded Inventory and other Excluded Assets, and for the purposes and for the time period set forth in the preceding sentence.

          Section 5.7. Referral of Business Opportunities. From and after the Closing Date (and in the case of J&D, through and including the date of entry of an order granting a final decree in the Case), J&D shall use reasonable efforts to refer to Purchaser all incoming customer orders received by it including, without limitation, all customer orders received by J&D via computer or other automated inventory control systems. To the extent customer orders are delivered to third party electronic data interchange providers, such providers will be instructed to transmit such orders to Purchaser or Purchaser's providers. Electronic delivery, if used, shall be by such method as shall be mutually agreed.

                                  ARTICLE VI.
                         CERTAIN COVENANTS OF PURCHASER

          Section 6.1. Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, Purchaser will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          Section 6.2. Consents and Approvals. Purchaser shall use commercially reasonable efforts to provide, at the Sellers' request, assistance in obtaining the Sale Order.

          Section 6.3. Certain Employees. Purchaser will have the right, but not the obligation, to offer employment to any former or present employees or consultants of J&D. Sellers understand that the Purchaser may be offering employment to certain of J&D's employees, and will cooperate with Purchaser in allowing Purchaser access to those employees prior to Closing for purposes of interviewing and selection. Any employment offers accepted shall be subject to Purchaser's policies and procedures. Purchaser shall not assume any Liabilities relating to current or former employees of J&D, including, without limitation, wage and salary obligations, bonus obligations, reimbursement obligations for employee business expenses, vacation pay and holiday pay, jury duty pay, personal leave and sick day pay, obligations under or in connection with medical, dental and prescription drug coverage or other insurance plans or programs, other general welfare benefits, obligations under employment contracts and severance obligations, or under any Plan.

          Section 6.4. Information and Access. Following consummation of the Closing, so long as such access does not unreasonably interfere with Purchaser's business operations, Purchaser shall permit Sellers' counsel and other professionals or representatives employed by them or by J&D's Creditors Committee or otherwise retained by any of them reasonable access to the financial and other books and records relating to the Purchased Assets or the Business (whether in documentary or data form) for the purposes of facilitating the continuing administration of the J&D chapter 11 case, preparing Tax Returns or responding to Tax related inquiries, and other such administrative activities, which access shall include the right of such professionals to copy, at the Sellers' expense, such documents and records as they may request in furtherance of the purposes described above. If Purchaser moves any such documents or records from their present location, Sellers have the right to require Purchaser to copy and deliver to Sellers or their professionals such documents and records as they may request, but only to the extent Sellers or any such professional (i) furnish Purchaser with reasonably detailed written descriptions of the materials to be so copied and (ii) Sellers reimburse Purchaser for the costs and expenses thereof. The parties acknowledge that Sellers shall have the right to retain any documents and records provided to them by Purchaser, subject in all respects to the provisions of Section 5.7
hereof.   Following the Closing, Purchaser shall provide Sellers and such of
Sellers' professionals as Sellers shall have from time-to-time designated, with reasonable access to former management of the Business during regular business hours to assist Sellers as set forth in this Section 6.4, provided again that such access does not unreasonably interfere with Purchaser's business
operations.   Purchaser shall not dispose of any such documents and records except as shall be consistent with applicable law; provided, further, Purchaser
                                                   --------  -------
shall provide Sellers with reasonable advance notice prior to the disposal of any such documents or records, together with the opportunity for Sellers to preserve such documents or records at Sellers' cost.

          Section 6.5.  Further Assurances.

          (a) Upon the request of any Seller at any time after the Closing Date, the Purchaser shall forthwith execute and deliver such documents as such Seller or its counsel may reasonably request to effectuate the purposes of this Agreement.

          (b) Purchaser agrees that for a period of not less than two (2) years following the Closing Date, it shall not destroy or dispose of any of the books and records of a Seller included in the

Purchased Assets without first offering to turn over possession thereof to such Seller by written notice at least ten (10) days prior to such destruction or disposition.

          (c) Purchaser agrees to furnish Sellers for a period of six (6) months after the Closing with reasonable access to the Warehouse if applicable and to all books, records, contracts and documents pertaining to the Business and the Purchased Assets, including all computer equipment and files, for the purposes of preparing and resolving the Closing Adjustments and resolving tax and accounting issues and claims adjustments.

          Section 6.6. Future Inventory Production Requirements. From and after the Closing Date, Purchaser may, in its discretion, give favorable consideration to utilizing Sellers' existing suppliers of Inventory for some or all its future inventory production needs. Purchaser has the present intention, which intention is subject to change, in Purchaser's discretion, to procure some or all of its future inventory requirements from Sellers' existing inventory suppliers upon terms and conditions satisfactory to Purchaser, in its discretion.

                                  ARTICLE VII.
                     CONDITIONS TO THE SELLERS' OBLIGATIONS

          The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived in writing by the Sellers in their sole discretion) of each of the following conditions on or prior to the Closing Date:

          Section 7.1. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date. Purchaser shall have delivered to the Sellers a certificate signed by an officer of Purchaser, dated the Closing Date, to the foregoing effect.

          Section 7.2. Compliance with Agreement. Purchaser shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to the Sellers a certificate signed by an officer of Purchaser, dated the Closing Date, to the foregoing effect.

          Section 7.3. Consents. Other than the Bankruptcy Court's entry of the Sale Order (which is addressed in Section 7.5), all consents, waivers, authorizations and approvals of any Governmental Agency shall have been duly obtained and shall be in full force and effect on the Closing Date.

          Section 7.4. Corporate Documents. The Sellers shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

          Section 7.5.  Bankruptcy Court Order(s).

          (i) The Bankruptcy Court shall have entered the Sale Order substantially in the form annexed hereto as Exhibit 7.5(i) (the "Sale Order") within three (3) business days following the Sale Hearing, with such Sale Order to contain, at a minimum, the relief and findings provided for in Section 8.7 hereof; and

          (ii) Purchaser shall have provided adequate assurance of future performance required under 11 U.S.C. (S) 365(f)(2) with respect to the performance of its obligations under the Corporate Office Lease.

          Section 7.6. Execution of Agreements. The Purchaser shall have duly authorized and executed and delivered to Sellers this Agreement, each Ancillary Document to which it is a party, and a consulting agreement with any person deemed necessary or appropriate by Purchaser, in its discretion, with such consulting agreement(s) being in form acceptable to Purchaser, in its discretion.

          Section 7.7. Opinion of Counsel. The Sellers shall have received from Purchaser an opinion from Purchaser's Counsel, in form and substance reasonably satisfactory to Sellers, as to the matters referred to in Section 4.1 and (as to the knowledge of such counsel) 4.2 hereof.

          Section 7.8. No Adverse Proceeding. As of the Closing Date, there shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

          Section 7.9. No Appeal or Stay. The Sale Order shall not have been appealed or be subject to any appeal as of the Closing Date and no stay shall be in effect as of the Closing Date.

                                 ARTICLE VIII.
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser in its sole discretion) of each of the following conditions on or prior to the Closing Date:

          Section 8.1. Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date. Each of the Sellers shall have delivered to Purchaser a certificate signed by an Executive Officer of each Seller, dated the Closing Date, to the foregoing effect.

          Section 8.2. Compliance with Agreement. The Sellers shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by them on or prior to the Closing Date. The Sellers shall have delivered to Purchaser a certificate signed by an executive officer of each of the Sellers, dated the Closing Date, to the foregoing effect.

          Section 8.3. No Adverse Proceeding. As of the Closing Date, there shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

          Section 8.4. Consents; Lien Releases. Other than obtaining the Sale Order (which is addressed in Section 8.7), there shall have been duly obtained and in full force and effect on the Closing Date: (i) all consents, waivers, authorizations and approvals of any Governmental Agency required in connection with the execution, delivery and performance of this Agreement, (ii) any consents required in order to assign any Assigned Contract, in each case as set forth on Schedule 3.1(f) hereof, and (iii) all consents, waivers, authorizations and approvals of Paragon Capital, LLC ("Paragon") and Fleet Retail Finance Inc. (f/k/a Bank Boston Retail Finance Inc.) ("FRFI") to the extent required in connection with the execution, delivery and performance of this Agreement, including, but not limited to, the sale, transfer and conveyance of the J&D Intellectual Property, and JHD Assets (including, but not limited to, the Trademarks) to Purchaser, together with such lien releases and/or waivers as may be necessary, appropriate, or reasonably requested by Purchaser, to evidence the waiver and release thereof by Paragon and FRFI effective as of the Closing hereunder.

          Section 8.6. Corporate Documents. Purchaser shall have received from Sellers certified copies of the resolutions duly adopted by the boards of directors and stockholders of Sellers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

          Section 8.7.  Bankruptcy Court Order(s).   The Bankruptcy Court shall
have entered the Sale Order within three (3) business days following the Sale Hearing, which includes, among other things (i) a finding that the Purchased Assets shall be sold to Purchaser free and clear of all liens, claims and encumbrances pursuant to section 363(f) of the Bankruptcy Code, (ii) provision that the Purchaser is a good faith purchaser entitled to the protection of section 363(m) of the Bankruptcy Code and a waiver of the stays set forth in Bankruptcy Rules 6004(g) and 6006(d), (iii) authorization for Sellers' assumption and assignment to Purchaser of the Corporate Office Lease, (iv) subject to Section 10.1 hereof, the exemption of the transactions contemplated herein from certain taxes under section 1146(c) of the Bankruptcy Code, (v) the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between Sellers and Purchaser, and further to hear and determine any and all disputes between Sellers and/or Purchaser, as the case may be, and any non-Seller party to, among other things, the Corporate Office Lease, any Assigned Contract or Assigned Lease, as applicable, concerning, inter alia, J&D's assumption and assignment thereof to Purchaser under this Agreement, and (vi) authorizing and approving the Agency and License Agreement (including, but not limited to, the Sellers' grant to Purchaser (individually and together with any agent(s) as may be selected by Purchaser, in its sole discretion) of a license (the "Store Closing License") to
                                                      ---------------------
use certain of Sellers' Stores for the purpose of conducting "store closing," "total liquidation" or similar theme inventory liquidation sales ("Store Closing
                                                                   -------------
Sales") in the Sellers' Stores as shall be designated by Purchaser prior to the
-----
expiration of the Lease Election Period hereunder (collectively,  the "Closing
                                                                       -------

Locations"), with such Store Closing Sales to be (a) for the sole account and
---------
benefit of the Purchaser, (b) completed by Purchaser no later than January 10, 2001, and (c) conducted in accordance with procedures reasonably satisfactory to Purchaser, and further consistent with such procedures as have previously been approved by the Bankruptcy Court in the Case. The Sale Order shall contain provisions included in Exhibit 7.5 (i) that grant Purchaser the Store Closing License to use the Closing Locations for the duration of the Store Closing Sales thereat.

          Section 8.8. No Material Adverse Change. No Material Adverse Change shall have occurred since the date of this Agreement other than those, if any, principally caused by, or directly arising out of, conduct of Purchaser.

          Section 8.9. Execution of Agreements. Each of the Sellers shall have duly authorized and executed and delivered to Purchaser this Agreement, and each Ancillary Document to be executed by it.

          Section 8.10. Warehouse License. Purchaser shall have secured the right to use and occupy the Warehouse for the Warehouse License Period in accordance with the terms and provisions of the Warehouse License.

          Section 8.11. Opinions of Counsel. Purchaser shall have received from JHD an opinion of counsel relating to the Trademarks from Ladas & Parry, in the form attached as Schedule 8.11 hereto and (b) an opinion from J&D`s and JHD's special counsel, in form and substance reasonably satisfactory to Purchaser, as to the matters represented in Section 3.1.a and (to the knowledge of such counsel) Section 3.1.b hereof.

          Section 8.11. No Appeal or Stay. The Sale Order shall not have been appealed or be subject to any appeal as of the Closing Date and no stay shall be in effect as of the Closing Date.


                                  ARTICLE IX.
                            THE CLOSING; TERMINATION

          Section 9.1. The Closing. The Closing of the purchase and sale of the Purchased Assets (the "Closing") shall be held no later than the first Business Day after entry of the Sale Order, provided that each of the conditions precedent set forth in Articles VII and VIII have been satisfied or waived (the "Closing Date"), and shall be deemed to have occurred at 12:00 A.M, Eastern Standard Time, at the beginning of the Closing Date. The Closing shall be held at the offices of Hahn & Hessen LLP, 350 Fifth Avenue, New York, New York 10018. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis, except as otherwise contemplated by Article II. Sellers and Purchaser shall use their reasonable best efforts to ensure that the Closing Date occurs on or before October 16, 2000, time being of the essence.

          Section 9.2. Deliveries by Sellers. At the Closing, Sellers will deliver, in addition to the other documents contemplated by this Agreement, the following: all of the Ancillary

Documents to be executed and delivered by it and such other and additional documents of transfer that may be reasonably requested by Purchaser (and/or any Permitted Designee thereof).

          Section 9.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver the following: (a) the Purchase Price payable pursuant to and in accordance with Section 2.2, and (b) duly executed originals of any and all Ancillary Documents to be executed by Purchaser.

          Section 9.4. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

          (a)  By mutual written consent of Purchaser and the Sellers;

          (b) By Purchaser or the Sellers, if the Closing has not occurred on or before October 21, 2000 (if such terminating party is not then in default of any material obligation hereunder, which default is the cause of the Closing not occurring on or before such date); and

          (c) By the Sellers or Purchaser (if such terminating party is not then in default of any material obligation hereunder) if the other party (i) is in breach in any material respect of any of its material representations or warranties made in this Agreement, or (ii) is in material violation or default of any of its covenants or agreements in this Agreement and such breach, violation or default is not cured within five days written notice of such violation or default.

              Section 9.5.  Effects of Termination.

          (a) In the event this Agreement is terminated pursuant to Section 9.4, except as provided in this Section 9.5 all further obligations of the parties hereunder shall terminate. If this Agreement is terminated as permitted by Section 9.4, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative or such party) to any other party to this Agreement; subject to Section 9.5(d) below. The provisions of this Section 9.5 shall survive any termination hereof pursuant to Section 9.4.

          (b) In the event that this Agreement is terminated by the Sellers pursuant to an order of the Bankruptcy Court as a result of a higher or better offer being made at the Sale Hearing and the Purchased Assets are sold to a third party pursuant to such order, the Sellers shall pay to the Purchaser a fee of $400,000, which shall be inclusive of Purchaser's costs and expenses (including, without limitation, the fees and expenses of its attorneys, consultants and accountants and the financing costs related to the proposed transaction), provided, that Purchaser shall not be entitled to such fee if it
              --------
is in default of any material obligation hereunder.

          (c) Except as specifically provided in Section 9.5 (d) below, if this Agreement is terminated, the Sellers shall immediately return the Deposit to Purchaser.

          (d) The parties agree that if Sellers terminate this Agreement pursuant to Section 9.4 (c), or by reason of Purchaser's failure to comply with
Section 7.1, 7.2, 7.4, 7.6 or 9.4, or Purchaser's failure to consummate the Closing on the Closing Date notwithstanding the satisfaction of Purchaser's closing conditions in Article VIII, Sellers shall be entitled to retain the Deposit to the extent of their damages subject to the procedures set forth in the Escrow Agreement, without precluding Sellers from asserting claims for additional monetary damages to which Sellers might otherwise be entitled, or from seeking specific performance of this Agreement.

          Section 9.6. Bankruptcy Court Approval. Sellers' performance under this Agreement is subject to the Bankruptcy Court's prior entry of the Sale Order.


                                   ARTICLE X.
                          CERTAIN TAXES; FEES; RECORDS

          The parties hereto hereby covenant and agree as follows:

          Section 10.1. Certain Taxes and Fees Related to Purchase of Assets. The parties recognize and acknowledge that, because the sale, transfer, assignment and delivery of the Purchased Assets is being made in contemplation with J&D's plan of reorganization or plan of liquidation, J&D may be exempt under section 1146(c) of the Bankruptcy Code and the Sale Order from all state and local transfer, recording, stamp or other similar transfer taxes (collectively, "Transaction Taxes") that may be imposed by reason of the sale, transfer, assignment and delivery of J&D's portion of the Purchased Assets; provided, however, that if Transaction Taxes are assessed for any reason, then the applicable Seller shall bear the cost of such Transaction Taxes. Purchaser shall pay any recording and filing fees applicable to the Trademark. Purchaser and the Sellers agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Transaction Taxes shall not include any Taxes for which the Sellers are responsible under Section 10.2. Sellers shall bear the cost of any use or sales tax that may be imposed as a result of the transactions contemplated hereby or, together with Purchaser, jointly seek to establish a basis for an exemption therefrom. Purchaser and the Sellers agree to cooperate in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes and/or use or sales taxes with any and all appropriate taxing authorities.

          Section 10.2. Proration of Personal Property Taxes. All personal property taxes and similar ad valorem obligations levied with respect to the
                           ----------
Purchased Assets for a taxable period which includes (but does not end on) the date preceding the Closing Date (collectively, the "Apportioned Obligations"), shall be apportioned between Sellers and Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. The aggregate amount of Apportioned Obligations shall be calculated by Sellers and presented to Purchaser prior to or on the Closing Date. Sellers shall calculate such amount
(i) for

Apportioned Obligations for which the tax liens for the Year which includes the Closing Date (the "Closing Year") have attached before the Closing Date, based on such liens, (ii) for Apportioned Obligations for which the tax liens for the Closing Year have not attached before the Closing Date, based on tax liens for the year immediately preceding the Closing Year.

          Section 10.3.  Cooperation on Tax and Other Matters.

          (a) Purchaser and the Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business (including access to books and records) as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer of any governmental or regulatory inquiry relating to tax matters.

          (b) Except as set forth below, Purchaser and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. Each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and Sellers agree that they will provide access to each other and each other's attorneys, accountants and other representatives ("Auditing Party") (after reasonable notice and during normal business hours) to personnel and to such files and records as Auditing Party may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding or (ii) resolve any claim against the Auditing Party. Auditing Party shall reimburse the opposite party for any reasonable out-of-pocket costs incurred by it (but not for overhead or cost of salaries or benefits of the opposite party's personnel) in providing such access.

          Section 10.4.  Receivables.  All cash, checks and other instruments
                         -----------
tendered to Purchaser by any Person with respect to the Receivables, including payments tendered under billing procedures reflecting payment under account numbers of Sellers on or prior to the Closing Date, shall not constitute property of Purchaser, shall be held in trust by Purchaser for the benefit of J&D and shall be remitted by the Purchaser to J&D on a monthly basis for the one year period after the Closing Date and quarterly thereafter. Nothing in this
Section 10.4 shall be deemed to limit in any respect any of J&D's rights to collect Receivables from any Person.


                                  ARTICLE XI.
                                INDEMNIFICATION

          Section 11.1. Indemnification by the Purchaser. From and after the Closing Date, the Purchaser will indemnify, defend and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees and agents (the "Sellers' Indemnified Parties") from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, accounting fees and investigation costs) (collectively, "Losses") that may be incurred by any such indemnified party and result from, relate to or are incurred in connection with (a) any breach of any representation or warranty or any covenant, obligation or agreement of the Purchaser contained in this Agreement, (b) the conduct of the Business by Purchaser, its Permitted Designee (if any) or any Affiliate or agent thereof on and after the Closing Date, except to the extent that any such Loss is caused by a breach by the Sellers of any of their representations, warranties, covenants or obligations under this Agreement, and/or (c) the occupancy or use of the Warehouse by Purchaser after the Closing; provided that, the indemnification rights of the Sellers Indemnified Parties with respect to Losses related to any breach of the Purchaser's representations and warranties contained in this Agreement ("Purchaser Breach Losses") shall survive only for the Survival Period.

          Section 11.2. Indemnification by the Sellers. From and after the Closing Date, each Seller will defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees and agents (the "Purchaser Indemnified Parties") from and against any and all Losses that may be incurred by any such indemnified party and result from, relate to or are incurred in connection with (i) the Excluded Liabilities of such Seller (other than any Liabilities expressly assumed by Purchaser pursuant to Section 2.3), except to the extent that any such Loss is caused by a breach by the Purchaser of any of its representations, warranties, covenants or obligations under this Agreement, (ii) the Excluded Assets of such Seller, ), except to the extent that any such Loss is caused by a breach by the Purchaser of any of its representations, warranties, covenants or obligations under this Agreement,
(iii) any breach of any representation or warranty or any covenant, obligation or agreement of such Seller contained in this Agreement or (iv) the occupancy or use of the Warehouse by such Seller after the Closing; provided, that the indemnification rights of the Purchaser Indemnified Parties with respect to Losses related to any breach of any of the Sellers' representations and warranties contained in this Agreement (the "Sellers' Breach Losses") shall survive only for the Survival Period.

          Section 11.3. Notice of Claim; Right to Participate in and Defend Third Party Claim.

          (a) In the event that any indemnified party (which term includes all Persons entitled to indemnification under this Section 11 and their successors and assigns) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under this Agreement ("Third Party Claim") and the indemnified party intends to seek indemnity under this Agreement, then the indemnified party will promptly provide the indemnifying party with notice of the Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim does not relieve the indemnifying party of any indemnification responsibility under this Section 11 unless and only to the extent that such failure adversely prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnifying party has the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choosing if the indemnifying party delivers written notice to the indemnified party within seven calendar days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 11 and establishes security, or otherwise demonstrates its ability, in a manner reasonably satisfactory to the indemnified party to secure or provide for the indemnifying party's obligations under this Section 11 with respect to such Third Party Claim. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will provide the indemnified party, in a timely manner, with such information with respect to such defense, compromise or settlement as the indemnified party requests and will not assume any position or take any action that would impose an obligation of any kind or restrict the actions of the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel. Notwithstanding the foregoing, if the indemnifying party fails, in the reasonable opinion of the indemnified party, to take reasonable steps necessary to defend a Third Party Claim within ten calendar days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense, and the indemnifying party will be responsible for any reasonable expenses therefor. Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement or compromise of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the indemnified party for which the indemnified party is not entitled to reimbursement under this Agreement.

          (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim, the indemnified party has the right to control the defense or settlement of such Third Party Claim with counsel of its choosing at the cost of the indemnifying party; provided,
                                                                    --------
however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party and the indemnifying party from any and all liability with respect to the Third Party Claim or (ii) the indemnifying party has not (x) acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 11 and (y) established security, or otherwise demonstrated its ability, in a manner reasonably satisfactory to the indemnified party to secure or provide for the indemnifying party's obligations under this
Section 11 with respect to such Third Party Claim.

          (d) Any indemnifiable claim under this Agreement that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 15 calendar days after its receipt, it shall have no further right to contest the validity of such claim. Any such contest, if not resolved by the parties, shall be subject to final resolution by the Bankruptcy Court after notice and hearing.


                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

          Section 12.1. Representations and Warranties. The representations and warranties of the parties to this Agreement made in this Agreement, subject to the exceptions thereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement.

          Section 12.2. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable overnight courier service or (d) five (5) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Sellers and to Purchaser at the addresses indicated below:

               To J&D:             Chief Operating Officer
                                   c/o joan and david helpern incorporated
                                   4 W. 58th Street
                                   New York, NY  10019

               With a copy to:     Frank Oswald, Esq.
                                   Togut, Segal & Segal, LLP
                                   One Penn Plaza
                                   New York, New York 10119

                                   and

                                   Leonard B. Pack, Esq.
                                   1500 Broadway, Suite 2100
                                   New York, New York 10036

               To JHD:             Mrs. Joan Helpern
                                   c/o joan and david helpern incorporated
                                   4 West 58th Street
                                   New York, New York 10019

               With a copy to:     Kenneth H. Heitner, Esq.
                                   Weil, Gotshal & Manges LLP
                                   767 Fifth Avenue
                                   New York, New York 10153

                                   and

                                   Jerome L. Coben, Esq.
                                   Skadden, Arps, Slate, Meagher & Flom LLP
                                   300 S. Grand, Suite 3400

                                   Los Angeles, CA  90071



               To the Purchaser:   MAXWELL SHOE COMPANY, INC.
                                   101 Sprague Street
                                   Boston, MA 02137
                                   Attn: James J. Tinagero

               With a copy to:     Traub, Bonacquist & Fox LLP
                                   655 Third Avenue
                                   New York, NY 10017
                                   Att.: Paul Traub, Esq.

                                   and

                                   Gibson, Dunn & Crutcher
                                   333 South Grand Avenue
                                   Los Angeles, CA 90071
                                   Attn.:  Jonathan Layne, Esq.

              To J&D's Creditors
               Committee:          Hahn & Hessen LLP
                                   Committee of J&D
                                   350 Fifth Avenue
                                   New York, New York 10118
                                   Att.:  William Fabrizio, Esq.

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

          Section 12.3. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

          Section 12.4. Assignment This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) without relieving Purchaser of any of its duties, obligations or liabilities hereunder, Purchaser may assign any of its rights hereunder to any Affiliate or wholly-owned subsidiary (a "Permitted Designee") (and upon such designation as a Permitted
               ------------------
Designee hereunder, such Permitted Designee shall become obligated to perform any and all obligations arising hereunder in respect of that portion of the Purchased Assets and Assumed Liabilities allocable thereto, including, but not limited to, as concerns any obligations in respect of any portion of the On-Order Merchandise), (ii) Purchaser may grant a security interest(s) in its rights and interests hereunder to its third-party lender(s) and (iii) the execution by J&D, Purchaser and the Agent, of the Agency and License Agreement does not violate the foregoing. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 12.5. Announcements. Except with respect to the notice of the sale required in connection with the obtaining of Bankruptcy Court approval of the transaction contemplated hereunder and the entry of the Sale Order related thereto, all press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by Purchaser and Sellers prior to the issuance thereof; provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party (which shall be J&D in the case of disclosure proposed to be made by Purchaser and Purchaser in the case of disclosure proposed to be made by any of the Sellers) prior to making such disclosure and provide such other party an opportunity to review and comment on the proposed disclosure).

          Section 12.6. Expenses. Except as otherwise set forth in this Agreement and the Agency and License Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

          Section 12.7. Entire Agreement. This Agreement and the Ancillary Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          Section 12.8. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          Section 12.9. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

          Section 12.10. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. For so long as J&D is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court. After J&D is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocablyelect as the sole judicial forum for the adjucation of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the jurisdiction of, the courts of the County of New York, State of New York or of the United States of America for the Southern District of New York.

          Section 12.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it by GAAP; (c) the word "or" is not exclusive; (d) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; (e) words in the singular include the plural and in the plural include the singular; and (f) "$" means the currency of the United States of America.

          Section 12.12. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          IN WITNESS WHEREOF, the Sellers and Purchaser have executed and delivered this Agreement as of the day and year first written above.



                              MAXWELL SHOE COMPANY INC.


                              By: /s/ James J. Tinagero
                                 --------------------------
                                 James J. Tinagero
                                 Executive Vice President


                              joan and david helpern incorporated


                              By: /s/ David Helpern
                                 ---------------------------
                                  Name:
                                  Title: Chairman

                              JOAN HELPERN DESIGNS, INC.


                              By: Its /s/ Joan Helpern
                                     ---------------------------
                                  Name:
                                  Title: President



                              JOAN HELPERN
                              (Solely as to Sections 3.4 and 3.5 hereof)


                              /s/ Joan Helpern
                              ---------------------------


                              DAVID HELPERN, SR.
                              (Solely as to Sections 3.4 and 3.5 hereof)


                              /s/ David M. Helpern
                              ---------------------------


                              DAVID HELPERN, JR.
                              (Solely as to Sections 3.4 and 3.5 hereof)

                              /s/ David Helpern, Jr
                              ----------------------------

              Summary of Schedules to the Asset Purchase Agreement
  [The Registrant agrees to furnish supplemental copies to the Securities and Exchange Commission of any of the following omitted schedules upon request of the Commission]

Schedule 2.1(b)(iii)    Schedule identifying purchase orders for all Fall 2000
                        and Resort/Holiday 2000 goods which were issued in the ordinary course of the Business, but which in any such case have not been received at any Inventory Location as of the Inventory Date, and which otherwise satisfy the conditions set forth in Section 2.1(b)(iii) of the Asset
                        Purchase Agreement.

Schedule 2.4(g)(iii)    Illustration of Closing Adjustment for  the Inventory
                        and On Order Merchandise shall be implemented.

Schedule 3.1.a. Schedule identifying each of the Sellers executive officers (namely, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer (or Interim Chief Operating Officer or Interim Chief Financial Officer in the case of J&D), General Counsel, Executive Vice President) to whom Knowledge may be ascribed), and the receipt of the consents, waivers and approvals obtained by Sellers.

Schedule 3.1c. Schedule setting forth a true and complete list of each material consent, waiver, authorization or approval of
                        (i) any Governmental Agency and each declaration to or filing or registration with any such Governmental Agency, or (ii) of any other Person in connection with any Assigned Contract involving the payment by such Seller of more than $50,000 in any calendar year, that is required for the execution and delivery of this Agreement by such Seller or the performance by such Seller of its obligations hereunder; provided that
                        Schedule 3.1.c does not identify any consent, waiver, authorization or approval that would have been required to be set forth on such Schedule absent the application of sections 363 or 365 of the Bankruptcy Code.

Schedule 3.1.d. Schedule identifying exclusions from Sellers' representations that such Seller (i) has complied in all material respects with all laws, regulations, orders and other legal requirements applicable to the Business or the Purchased Assets, (ii) to such Seller's Knowledge, has not received written notice of any violation of any law, regulation, order or other legal requirement which violation would have a material adverse effect on the Purchased Assets, and (iii) to such Seller's Knowledge, is not in default in any material respect under any order, writ, judgment, award, injunction or decree of any

                        Governmental Agency, applicable to the Business or the Purchased Assets.

Schedule 3.1.f Schedule of Other Contracts, means all agreements (other than the Leases and the Corporate Office Lease), including the Department Store Licenses and all extensions, amendments, modifications, enhancements, replacements, substitutions and supplements thereto or thereof. "Other Contracts" does not include the JHD Contracts.

Schedule 3.1.g. Schedule identifying exceptions to Sellers' representation that, other than in connection with the J&D Chapter 11 Case, there are no material actions, causes of action, claims, suits or proceedings pending against such Seller with respect to the Business or affecting the operation of the Business or the use of the Purchased Assets, at law or in equity, or before or by any Governmental Agency, or which seek to restrain or enjoin the consummation of or would materially and adversely affect, the transactions contemplated hereby.

Schedule 3.1.k. Schedule describing each Permit, the non-existence of which Permit to such Seller's Knowledge would have a Material Adverse Effect, together with the name of the government agency or entity issuing such Permit.

Schedule 3.1.l. Scheduling listing each Plan and each Multi-employer Plan. Upon entry of the Sale Order by the Bankruptcy Court and Closing, the liability, if any, of any Sellers under any Plan or Multi-employer Plan will not become a liability of Purchaser.

Schedule 3.2.a. Schedule setting forth a true and complete list of all trademarks or service marks (including any registrations or applications for registration of any of the foregoing) that J&D owns and/or uses in connection with the Business.

Schedule 3.3.a. Schedule setting forth a true and complete list of all trademarks or service marks, including any registrations or applications for registration of any of the foregoing that JHD owns and uses in connection with the Business.

Schedule 5.1. Schedule identifying planned store closings and liquidation of inventory previously disclosed to Purchaser.

Schedule 8.11. Form Opinion Of Counsel from JHD's counsel relating to the Trademarks from Ladas & Parry.